                                                     Exhibit (99)
                                                     Commonwealth Edison Company
                                                     Form 8-K File No. 1-1839



              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1999 AND 1998

             Commonwealth Edison Company and Subsidiary Companies

  Forward-Looking Information. Except for historical data, the information contained herein constitutes forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Forward-looking statements in this report include, but are not limited to: (1) statements regarding expectations of revenue reductions and collections of future CTC revenues as a result of the 1997 Act in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Changes in the Electric Utility Industry--The 1997 Act," and in Notes 1 and 3 of Notes to Financial Statements, (2) statements regarding estimated capital expenditures in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaptions "Liquidity and Capital Resources-- UTILITY OPERATIONS--Construction Program" and "Liquidity and Capital Resources--UNREGULATED OPERATIONS--Construction Program," and "Changes in the Electric Utility Industry--Response to Regulatory Changes," (3) statements regarding the costs of decommissioning nuclear generating stations in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Regulation--Nuclear Matters," and in Note 1 of Notes to Financial Statements, under "Depreciation, Amortization of Regulatory Assets and Liabilities, and Decommissioning," (4) statements regarding cleanup costs associated with MGPs and other remediation sites in Note 22 of Notes to Financial Statements, (5) statements regarding the estimated fair value of forward energy contracts in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources--UTILITY OPERATIONS--Market Risks," (6) statements regarding the risks and uncertainties relating to Year 2000 issues set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources--UTILITY OPERATIONS-- Year 2000 Conversion," including ComEd's dependence upon the Year 2000 readiness of third parties with whom it has significant business relationships and the estimated costs for final project wrap-up activities, (7) statements regarding the use of fossil plant sale proceeds in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaptions "Changes in the Electric Utility Industry--Fossil Plant Sale," "Liquidity and Capital Resources--UTILITY OPERATIONS--Construction Program," and "Liquidity and Capital Resources--UNREGULATED OPERATIONS--Capital Resources," and in Note 5 of Notes to Financial Statements, (8) statements regarding estimates of claims resulting from the summer of 1999 outages set forth in Note 22 of Notes to Financial Statements and (9) statements regarding the Merger Agreement in
Note 2 of Notes to Financial Statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" subcaption "Changes in the Electric Utility Industry--Merger Agreement." Management cannot predict the course of future events or anticipate the interaction of multiple factors beyond management's control and their effect on revenues, project timing and costs. The statements regarding revenue reductions and collections of future CTC revenues are subject to unforeseen developments in the market for electricity in Illinois resulting from regulatory changes. The statements regarding estimated capital expenditures, decommissioning costs, cleanup costs and Year 2000 wrap-up costs are subject to changes in the scope of work and manner in which the work is performed and consequent changes in the timing and level of the projected expenditure, and are also subject to changes in laws and regulations or their interpretation or enforcement. The statements regarding expectations for Year 2000 readiness are also subject to the risk that Year 2000 remediation efforts of other parties with whom ComEd has significant business relationships are not successful. The statements regarding the fair value of forward energy contracts are subject to changes in generating capability and a reduction in the demand for electricity. The statement regarding the use of proceeds from the fossil plant sale is subject to the possibility that regulatory action might affect the amount and use of such proceeds and the possibility that, due to changing market conditions, Unicom and ComEd may determine that other uses of the proceeds may be in their best interest. The statements regarding estimates of claims resulting from the summer of 1999 outages are subject to the risk that the actual amount of losses suffered by customers and restoration costs may exceed the estimated amounts. The statements regarding the Merger Agreement and the associated repurchase of shares are subject to the risk of a significant delay in the expected completion of, and unexpected consequences resulting from, the transactions contemplated by the Merger Agreement, including the inability to close the transaction, and to changes in the number of shares of outstanding common stock of Unicom and PECO for unforeseen reasons. Unicom and ComEd make no commitment to disclose any revisions to the forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

                                     INDEX

                                                                          Page
                                                                          -----
Definitions..............................................................     4
Summary of Selected Consolidated Financial Data..........................     5
Cash Dividends Paid per Share of Common Stock............................     5
1999 Consolidated Revenues and Sales.....................................     5
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  6-22
Report of Independent Public Accountants.................................    23
Consolidated Financial Statements--
  Statements of Consolidated Operations for the years 1999, 1998 and
   1997..................................................................    24
  Consolidated Balance Sheets as of December 31, 1999 and 1998........... 25-26
  Statements of Consolidated Capitalization as of December 31, 1999 and
   1998..................................................................    27
  Statements of Consolidated Retained Earnings (Deficit) for the years
   1999, 1998 and 1997...................................................    28
  Statements of Consolidated Comprehensive Income for the years 1999,
   1998 and 1997.........................................................    28
  Statements of Consolidated Cash Flows for the years 1999, 1998 and
   1997..................................................................    29
  Notes to Financial Statements.......................................... 30-56

                                  DEFINITIONS

  The following terms are used in this document with the following meanings:

        Term                                  Meaning
 ------------------- ---------------------------------------------------------
 1997 Act            Illinois Electric Service Customer Choice and Rate Relief
                      Law of 1997, as amended
 AFUDC               Allowance for funds used during construction
 APB                 Accounting Principles Board
 APX                 Automated Power Exchange Inc., a California company
 ARES                Alternative Retail Electric Suppliers
 CERCLA              Comprehensive Environmental Response, Compensation and
                      Liability Act of 1980, as amended
 City                City of Chicago
 ComEd               Commonwealth Edison Company, a Unicom subsidiary
 ComEd Funding       ComEd Funding, LLC, a ComEd subsidiary
 ComEd Funding Trust ComEd Transitional Funding Trust, a ComEd Funding
                      subsidiary
 Congress            U.S. Congress
 Cotter              Cotter Corporation, a ComEd subsidiary
 CTC                 Non-bypassable "competitive transition charge"
 DOE                 U.S. Department of Energy
 Edison Development  Edison Development Canada Inc., a ComEd subsidiary
 EME                 Edison Mission Energy, an Edison International subsidiary
 EPS                 Earnings/(Loss) per Common Share
 ESPP                Employee Stock Purchase Plan
 FAC                 Fuel adjustment clause
 FASB                Financial Accounting Standards Board
 FERC                Federal Energy Regulatory Commission
 Fossil Plant        ComEd's six coal-fired generating plants, an oil and gas-
                      fired plant, and nine peaking unit sites
 GAAP                Generally Accepted Accounting Principles
 ICC                 Illinois Commerce Commission
 IDR                 Illinois Department of Revenue
 Indiana Company     Commonwealth Edison Company of Indiana, Inc., a ComEd
                      subsidiary
 INPO                Institute of Nuclear Power Operations
 ISO                 Independent System Operator
 MGP                 Manufactured gas plant
 NEIL                Nuclear Electric Insurance Limited
 NRC                 Nuclear Regulatory Commission
 O&M                 Operation and maintenance
 PECO                PECO Energy Company, a Pennsylvania company
 RES                 Retail Electric Supplier
 SEC                 Securities and Exchange Commission
 SFAS                Statement of Financial Accounting Standards
 SPEs                Special purpose entities
 S&P                 Standard & Poor's
 Trusts              ComEd Financing I and ComEd Financing II, ComEd
                      subsidiaries
 Trust Securities    ComEd-obligated mandatorily redeemable preferred
                      securities of subsidiary trusts holding solely ComEd's
                      subordinated debt securities
 Unicom              Unicom Corporation
 Unicom Investment   Unicom Investment Inc., a Unicom Enterprises subsidiary
 U.S. EPA            U.S. Environmental Protection Agency

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

Summary of Selected Consolidated Financial Data

                                1999       1998    1997        1996    1995
                               -------    ------- -------     ------- -------
                                  (Millions Except per Share Data)
Electric operating revenues..  $ 6,767    $ 7,089 $ 7,073     $ 6,935 $ 6,910
Net income (loss)............  $   623(1) $   594 $  (774)(2) $   743 $   717(3)
Net income (loss) on common
 stock.......................  $   599(1) $   537 $  (834)(2) $   679 $   647(3)
Cash dividends declared per
 common share................  $  1.60    $  1.60 $  1.60     $  1.60 $  1.60
Total assets (at end of
 year).......................  $23,160    $25,451 $22,458     $23,217 $23,119
Long-term obligations at end
 of year excluding current
 portion:
 Long-term debt, preference
  stock and preferred
  securities subject to
  mandatory redemption
  requirements...............  $ 7,312    $ 8,097 $ 6,087     $ 6,376 $ 6,950
 Accrued spent nuclear fuel
  disposal fee and related
  interest...................  $   763    $   728 $   693     $   657 $   624
 Capital lease obligations...  $   162    $   334 $   438     $   475 $   374
 Other long-term obligations.  $ 3,185    $ 2,953 $ 3,177     $ 1,983 $ 1,819

--------
(1) Includes an extraordinary loss related to the early redemption of long-term debt of $28 million (after-tax). Also, includes $12 million (after-tax), for premiums paid in connection with the redemption of preference stock.
(2) Includes an extraordinary loss for the write-off of generation-related net regulatory assets of $810 million (after-tax), the loss on the early retirement of Zion nuclear generating station of $523 million (after-tax) and the positive impact of a one-time cumulative effect for a change in accounting principle for revenue recognition of $197 million (after-tax).
(3) Includes an extraordinary loss related to the early redemption of long-term debt of $20 million (after-tax).

Cash Dividends Paid per Share of Common Stock

                                1999 (by quarters)        1998 (by quarters)
                             ------------------------- -------------------------
                             Fourth Third Second First Fourth Third Second First
                             ------ ----- ------ ----- ------ ----- ------ -----
Cash dividends paid.........  40c    40c   40c    40c   40c    40c   40c    40c

1999 Consolidated Revenues and Sales

                           Electric   % Increase/                  %                    %
                           Operating  (Decrease)  Kilowatthour Increase/            Increase/
                           Revenues      Over        Sales     (Decrease)           (Decrease)
                          (Thousands)    1998      (Millions)  Over 1998  Customers Over 1998
                          ----------- ----------- ------------ ---------- --------- ----------
Residential.............  $2,205,066     (12.8)%     23,716       (0.9)%  3,145,712     0.4%
Small commercial and
 industrial.............   2,196,069       0.4       29,125        7.9      309,828     1.9
Large commercial and
 industrial.............   1,290,926      (8.2)      22,474       (6.5)       1,783    (0.6)
Public authorities......     463,482      (9.2)       7,778        4.1       18,194    29.5
Electric railroads......      20,317     (34.5)         408       (5.9)           2     --
                          ----------                -------               ---------
 Ultimate consumers.....  $6,175,860      (7.3)      83,501        0.7    3,475,519     0.6
Sales for resale........     490,938      40.3       19,487       58.9           58    (6.5)
Other revenues..........     100,094      36.4          --         --           --      --
                          ----------                -------               ---------
 Total..................  $6,766,892      (4.5)     102,988        8.2    3,475,577     0.6
                          ==========                =======               =========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Changes in the Electric Utility Industry

  Unicom and its predominant business, electric energy generation, transmission and distribution, are in a period of fundamental change. These changes are attributable to changes in technology and regulation. Federal law and regulations have been amended to provide for open transmission system access, and various states, including Illinois, are considering, or have adopted, new regulatory structures to allow access by some or all customers to energy suppliers, in addition to the local utility.

  Electric Utility Industry. The electric utility industry historically has consisted of vertically integrated companies which combine generation, transmission and distribution assets; serve customers within relatively defined service territories; and operate under extensive regulation with respect to rates, operations and other matters. Utilities have operated under a regulatory compact with the state, with a statutory obligation to serve all of the electricity needs within their service territory in a nondiscriminatory manner. Historically, investment and operating decisions have been made based upon the utilities' respective assessment of the current and projected needs of their customers. In view of this obligation, regulation has focused on investment and operating costs, and rates have been based on recovery of some or all of such prudently incurred costs plus a return on invested capital. Such rate regulation, and the ability of utilities to recover investment and other costs through rates, have provided the basis for recording certain costs as regulatory assets. These assets represent costs which are allocated over future periods reflecting related regulatory treatment, rather than expensed in the current period.

  Federal Regulation. The Federal Energy Policy Act of 1992, among other things, empowered the FERC to introduce a greater level of competition into the wholesale marketplace for electric energy. Under FERC Order No. 888, utilities are required to file open access tariffs with regard to their transmission systems. These tariffs set forth the terms, including prices, under which other parties and the utility's wholesale marketing function may use the utility's transmission system. ComEd has an approved open access tariff with the FERC. A companion FERC rule, Order No. 889, requires the separation of the transmission operations and wholesale marketing functions so as to ensure that unaffiliated third parties have access to the same information as to system availability and other requirements. The FERC Order further requires utilities to operate an electronic bulletin board to make transmission price and access data available to all potential users. A key feature of FERC Order No. 888 is that it contemplates full recovery of a utility's costs "stranded" by competition. These costs are "stranded" or "strandable" to the extent market-based rates would be insufficient to allow for their full recovery. To recover stranded costs, the utility must show that it had a reasonable expectation that it would continue to serve the customer in question under its regulatory compact. In addition, some governmental entities, such as cities, may elect to "municipalize" a utility's distribution facilities through condemnation proceedings. Such municipalities would then be able to purchase electric power on a wholesale basis and resell it to customers over the newly acquired facilities. The FERC Order provides for the recovery of a utility's investment stranded by municipalization.

  The 1997 Act. In December 1997, the Governor of Illinois signed into law the 1997 Act, which established a phased process to introduce competition into the electric industry in Illinois under a less regulated structure. The 1997 Act was amended in June 1999.

  As a result of the 1997 Act and FERC rules, prices for the supply of electric energy are expected to change from cost-based, regulated rates to rates determined by competitive market forces. Accordingly, the 1997 Act provides for, among other things, gradual customer access to other electric suppliers or a power purchase option which allows the purchase of electric energy from ComEd at market based prices, and the collection of a CTC from customers who choose to purchase electric energy from a RES or elect the power purchase option during a transition period that extends through 2006. Effective October 1, 1999, the CTC was established in accordance with a formula defined in the 1997 Act. The CTC, which is applied on a cents per kilowatthour basis, considers the revenue which would have been collected from a customer under tariffed rates, reduced by the revenue the utility will receive for providing delivery services to the customer, the market price for electricity and a defined mitigation factor, which represents the utility's opportunity to develop new revenue sources and achieve cost savings. The CTC allows ComEd to recover some of its costs which might otherwise be unrecoverable under market-based rates. Nonetheless, ComEd will need to take steps to address the portion of such costs which are not recoverable through the CTC. Such steps may include cost control efforts, developing new sources of revenue and asset dispositions. See "Response to Regulatory Changes" and "Fossil Plant Sale" below for additional information.

  On October 1, 1999, more than 41,000 non-residential customers became eligible to choose a new electric supplier or elect the purchase power option. The remainder of the non-residential customers will become eligible to choose an electric supplier or the purchase power option between June 1 and December 31, 2000. As of December 31, 1999, over 4,700 non-residential customers, representing approximately ten percent of ComEd's 1998 retail kilowatthour sales, elected to receive their electric energy from a RES or chose the purchase power option. As a result of the collection of CTC's from such customers, ComEd does not expect these elections to have a material effect on its results of operations in the near term.

  Utilities are required to continue to offer delivery services, including the transmission and distribution of electric energy, such that customers who select a RES can receive electric energy from that supplier using existing transmission and distribution facilities. Such services will continue to be offered under cost-based, regulated rates. The ICC issued orders in August and September approving, with modifications, ComEd's delivery service tariffs.

  The 1997 Act committed ComEd to spend at least $2 billion during the period 1999 through 2004 on transmission and distribution facilities outside of the City and to contribute $250 million to an environmental trust, as a result of the closing of the fossil plant sale.

  The 1997 Act also provides for a 15% residential base rate reduction which became effective August 1, 1998 and an additional 5% residential base rate reduction in October 2001. ComEd's operating revenues were reduced by approximately $170 million in 1998 due to the 15% residential base rate reduction. The 15% rate reduction further reduced ComEd's operating revenues by approximately $226 million in 1999, compared to 1998 rate levels.

  Notwithstanding the rate reductions and subject to certain earnings tests, a rate freeze will generally be in effect until at least January 1, 2005. During this period, utilities may reorganize, sell or assign assets, retire or remove plants from service, and accelerate depreciation or amortization of assets with limited ICC regulatory review. A utility may request a rate increase during the rate freeze period only when necessary to ensure the utility's financial viability, but not before January 1, 2000. Under the earnings provision of the 1997 Act, if the earned return on common equity of a utility during this period exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity for ComEd is based on the 30-Year Treasury Bond rate, plus 5.5% in the years 1998 and 1999, and plus 8.5% in the years 2000 through 2004. The utility's earned return on common equity and the threshold return on common equity are each calculated on a two-year average basis. The earnings sharing provision is applicable only to ComEd's earnings. In accordance with the provisions of the 1997 Act, increased amortization of regulatory assets may be recorded, thereby reducing the earned return on common equity, if earnings otherwise would have exceeded the maximum allowable rate of return. The potential for earnings sharing or increased amortization of regulatory assets could limit earnings in future periods.

  The 1997 Act also allows a portion of ComEd's future revenues to be segregated and used to support the issuance of securities by ComEd or a SPE. The proceeds, net of transaction costs, from such security issuances must be used to refinance outstanding debt or equity or for certain other limited purposes. The total amount of such securities that may be issued is approximately $6.8 billion. In December 1998, ComEd initiated the issuance of $3.4 billion of transitional trust notes through its SPEs, ComEd Funding and ComEd Funding Trust. See "Liquidity and Capital Resources," subcaption "UTILITY OPERATIONS--Capital Resources" below, and Notes 3 and 7 of Notes to Financial Statements, for additional information regarding the redemptions and repurchases of debt and equity.

  The 1997 Act also requires utilities to establish or join an ISO that will independently manage and control utility transmission systems. Additionally, the 1997 Act includes the leveling of certain regulatory requirements to permit operational flexibility, the leveling of certain regulatory and tax provisions as applied to various electric suppliers and a new, more stringent, reliability requirement applicable to ComEd in the event of a major outage. See "Response to Regulatory Changes" below for additional information.

  See Notes 1, under "Regulatory Assets and Liabilities," and 3 of Notes to Financial Statements for the accounting effects related to the 1997 Act.

  Response to Regulatory Changes. Unicom has announced several business and operational objectives designed to focus efforts in responding to the energy market changes that are expected to develop from the 1997 Act. Among other things, these strategic objectives call for a focus on operations to: (1) provide a reliable supply of electricity as the competitive marketplace evolves, (2) become a top quartile operator of competitive nuclear plants, (3) deliver competitive earnings while restructuring the balance sheet to reflect the realities of the marketplace, (4) expand the offering of energy-related products and services, and (5) transform the corporate culture of Unicom.

  Under the 1997 Act, the role of electric utilities in the supply and delivery of energy is expected to change. Utilities, such as ComEd, traditionally have been responsible for providing both adequate supply and reliable delivery of electricity to customers within their service areas. In the future, ComEd will continue to be obligated to provide a reliable delivery system. However, ComEd will be obligated to supply electricity only to those customers that it continues to serve under tariffs for electricity, but not for those customers who choose to rely on the marketplace. Nonetheless, during the transition period to a competitive supply marketplace, ComEd must provide both an adequate supply and reliable delivery of electricity. Given the tight capacity situation in ComEd's market, ComEd will be working to maintain its available capacity, as well as working to assist in the development of a competitive supply marketplace in Illinois.

  ComEd has a significant commitment to, and investment in, nuclear generating capacity. ComEd has installed a management team responsible for improving nuclear operations. Such improvements are aimed at increasing levels of energy generation, or capacity factors, at ComEd's nuclear generating units while simultaneously improving ComEd's record of meeting NRC requirements and INPO performance standards. Increased capacity factors generally result in lower unit production costs and an improved opportunity to generate and sell electricity in a competitive marketplace. Efforts are also being made to control capital and operating costs through increased efficiencies, such as the reduction of downtime and expenses associated with generating unit maintenance and refueling outages.

  ComEd also evaluated the recoverability of its generating plant investment in 1998 as a result of the 1997 Act. See Note 1 of Notes to Financial Statements, under "Regulatory Assets and Liabilities," for additional information. Notwithstanding these efforts, there continues to be an ongoing analysis of the ability of ComEd's various nuclear plants to generate and deliver electric energy safely at competitive prices in the competitive market for energy. Although short-term system reliability and capacity constraints are likely to support the continued operation of ComEd's nuclear units in the near term, expected longer term developments are likely to make decision-making a function of economic considerations. In the absence of short-term reliability and capacity constraints, if a generating plant cannot produce power safely at a cost below the competitive market price, it will be disposed of or closed. Plant impairment adjustments have reduced the carrying value of nuclear plants, and depreciation rates reflecting shortened estimated useful lives for certain stations will reduce the carrying value further during the next several years. However, closure of a plant could involve additional charges associated with the write-off of its then-current carrying value. In January 1998, Unicom and ComEd announced the decision to permanently cease nuclear generating operations at ComEd's Zion Station. The related retirement resulted in a charge in 1997 of $523 million (after-tax), reflecting both a write down of the plant's carrying value and a liability for future closing costs. A portion of Zion Station is used to provide voltage support in the transmission system that serves ComEd's northern region. See Note 5 of Notes to Financial Statements for additional information.

  ComEd joined with other Midwestern utilities to design the Midwest ISO in 1998. These utilities have agreed to place their transmission systems under the control of the Midwest ISO as soon as it achieves operational status in 2001. The Midwest ISO, a key element in accommodating the FERC-directed restructuring of the electric industry, is expected to promote enhanced reliability of the transmission system, equal access to the transmission system, and foster increased competition. The Midwest ISO will control the transmission system and will have authority to require modification in the operation of generators connected to that system during system emergencies. ComEd, like other utilities, will retain ownership of its transmission lines. The formation of the Midwest ISO was approved by the FERC in September 1998, subject to certain conditions. In December 1999, ComEd and other Midwestern utilities filed a request with the FERC for a Declaratory Order approving a different organizational template for the regional transmission grid. The request seeks approval for the creation of for-profit transmission companies, operating under the general oversight of the Midwest ISO, but fully separated from their previous vertically integrated utilities. The request was approved, in part, on February 24, 2000, subject to further development of its elements.

  In the absence of an ISO-related power exchange, ComEd has also agreed to cooperate with APX in the creation of the first electronic energy exchange in Illinois. Initial products may include hourly, daily and weekly electricity delivered to and from interconnection points on ComEd's transmission system, and a standard system of credit and trading interfaces. Unicom has made a $3 million venture capital investment in APX in order to help finance its expansion in Midwest. Neither ComEd nor Unicom will receive any voting rights. The power exchange will be independently owned and managed by APX and will allow wholesale and retail market participants to trade electricity anonymously through an internet-based computerized system. ComEd will be treated like any other market participant and will be an active participant in the power exchange which opened in Illinois in the fourth quarter of 1999.

  Merger Agreement. In September 1999, the Boards of Directors of Unicom and PECO Energy Company (PECO) approved a merger of equals that will create a new holding company, Exelon. The merger is conditioned, among other things, upon the approvals of the shareholders of both companies and by various regulatory bodies. The merger is currently expected to be completed in the latter half of 2000.

  Under the merger agreement, as amended and restated in January 2000, PECO and ComEd will become the principal utility subsidiaries of Exelon. This result will be achieved by a mandatory exchange of the outstanding common stock of PECO for common stock of Exelon, and a merger of Unicom with and into Exelon wherein holders of Unicom common stock will receive 0.875 shares of Exelon common stock plus $3.00 in cash for each of their shares of Unicom common stock. The merger transaction will be accounted for as a purchase of Unicom by PECO.

  Prior to the consummation of the merger, Unicom expects to repurchase approximately $1.0 billion of its outstanding common shares. These share repurchases are in addition to the 26.3 million shares of Unicom common stock that Unicom repurchased in January 2000 upon settlement of certain forward purchase contracts. The $1.0 billion additional share repurchases will be funded from available funds, including funds resulting from the fossil plant sale.

  The Amended and Restated Agreement and Plan of Exchange and Merger, dated as of January 7, 2000, was filed on January 13, 2000 by Unicom with the SEC as an exhibit to a Form 8-K, and reference to that filing is made for more detailed information.

  Fossil Plant Sale. In December, 1999, ComEd completed the sale of its fossil generating assets to EME for a cash purchase price of $4.8 billion. The fossil plant assets represent an aggregate generating capacity of approximately 9,772 megawatts.

  Just prior to the consummation of the fossil plant sale, ComEd transferred these assets to an affiliate, Unicom Investment. In consideration for the transferred assets, Unicom Investment paid ComEd consideration totalling $4.8 billion in the form of a demand note in the amount of approximately $2.4 billion and an interest-bearing Note with a maturity of twelve years. Unicom Investment immediately sold the fossil plant assets to EME, in consideration of which Unicom Investment received $4.8 billion in cash from EME. Immediately after its receipt of the cash payment from EME, Unicom Investment paid the $2.4 billion aggregate principal due to ComEd under the demand note. Unicom Investment will use the remainder of the cash received from EME to fund other business opportunities, including the share repurchases. Of the cash received by ComEd, $1.8 billion is expected to be used to pay the costs and taxes associated with the fossil plant sale including ComEd's contribution of $250 million of the proceeds to an environmental trust as required by the 1997 Act. The remainder of the demand note proceeds will be available to ComEd to fund, among other things, transmission and distribution projects, nuclear generation station projects, and environmental and other initiatives.

  The sale produced an after-tax gain of approximately $1.6 billion, after recognizing commitments associated with certain coal contracts ($350 million), recognizing employee-related costs ($112 million) and contributing to the environmental trust. The coal contract costs include the amortization of the remaining balance of ComEd's regulatory asset for unrecovered coal reserves of $178 million and the recognition of $172 million of settlement payments related to the above-market portion of coal purchase commitments ComEd assigned to EME at market value upon completion of the fossil plant sale. The severance costs included pension and post-retirement welfare benefit curtailment and special termination benefit costs of $51 million and transition, separation and retention payments of $61 million. A total of 1,730 fossil station employee positions were eliminated upon completion of the fossil plant sale on December 15, 1999. As of December 31, 1999, 1,590 of the employees whose positions were eliminated had been terminated and 140 affected employees were in a transition program which generally extends 60 days from the date of the fossil plant sale. Consistent with the provisions of the 1997 Act, the (pre-tax) gain on the sale of $2.587 billion resulted in a regulatory liability, which was used to recover regulatory assets. Therefore, the gain on the sale, excluding $43 million of amortization of investment tax credits, was recorded as a regulatory liability in the amount of $2.544 billion and amortized in the fourth quarter of 1999. The amortization of the regulatory liability and additional regulatory asset amortization of $2.456 billion are reflected in depreciation and amortization expense on ComEd's Statement of Consolidated Operations and resulted in a net reduction to depreciation and amortization expense of $88 million.

  As part of the sale transaction, ComEd entered into transitional, limited term power purchase agreements with the buyer. Such purchase power agreements will increase ComEd's purchased power costs.

Liquidity and Capital Resources

                              UTILITY OPERATIONS

  Construction Program. ComEd has a construction program for the year 2000 which consists principally of improvements to its existing nuclear production, transmission and distribution facilities. The program, as currently approved by ComEd, includes the following estimated expenditures (excluding nuclear fuel expenditures of approximately $260 million).

                                                                           2000
                                                                           ----
   Nuclear................................................................ $215
   Transmission and Distribution..........................................  536
   General................................................................  146
                                                                           ----
                                                                           $897
                                                                           ====

  In response to several outages in the summer of 1999, ComEd conducted an extensive evaluation of the reliability of its transmission and distribution systems. The construction program above reflects a preliminary evaluation of improvements necessary to improve reliability of ComEd's transmission and distribution systems. ComEd is currently evaluating its construction program for the years 2000, 2001 and 2002. The final results of this planning process cannot be determined at this time.

  ComEd's forecasts of peak load for its traditional service territory indicate a need for additional resources to meet demand, through generating capacity, equivalent purchased power and/or the development of additional demand-side management resources, in 2000 and each year thereafter for the foreseeable future. ComEd believes that adequate resources, including cost-effective demand-side management resources, non-utility generation resources, power purchases and generation resources from ARES, can be obtained in sufficient quantities to meet such forecasted needs. See "Unregulated Operations," subcaption "Construction Program" below, for additional information.

  Purchase commitments for ComEd, principally related to construction, nuclear fuel and coal in support of certain power purchase agreements approximated $670 million at December 31, 1999. In addition, ComEd's estimated commitments for expected capacity payments and fixed charges related to certain power purchase agreements were as follows:

                                                                 Commitments(1)
              Period                                              ($Millions)
              ------                                             --------------
             2000...............................................        $  783
             2001...............................................           698
             2002...............................................           427
             2003-2004..........................................           540
             2005-2012..........................................         1,039
                                                                 ------------
                                                                        $3,487
                                                                 ============

--------
(1) Capacity payments may be adjusted based on certain conditions. No estimate of future cost escalation has been made.

   See "Changes in the Electric Utility Industry," subcaptions "The 1997 Act" and "Fossil Plant Sale" above, for additional information.

  Capital Resources. In December 1998, ComEd initiated the issuance of $3.4 billion of transitional trust notes through its SPEs, ComEd Funding and ComEd Funding Trust. The proceeds from the transitional trust notes, net of transaction costs, were, as required, used to redeem $1,101 million of long-term debt and $607 million of preference stock in 1999 and reduce ComEd's outstanding short-term debt by $500 million. In 1999, ComEd recorded an extraordinary loss related to the early redemptions of such long-term debt, which reduced net income on common stock by approximately

$28 million (after-tax). ComEd also recorded $12 million (after-tax) for premiums paid in connection with the redemption of such preference stock. As more fully described below, ComEd has repurchased approximately 26.3 million shares of ComEd common stock using $924 million of the proceeds. The remaining proceeds from the issuance of the transitional trust notes will be used for the payment of fees and additional common stock repurchases.

  In the fourth quarter of 1998, ComEd entered into a forward purchase arrangement with Unicom for the repurchase of $200 million of ComEd common stock. This contract, which was accounted for as an equity instrument as of December 31, 1998, was settled on a net cash basis in February 1999.

  During 1999, ComEd also entered into forward purchase arrangements with Unicom for the repurchase of approximately 26.3 million shares of ComEd common stock. The repurchase arrangements were settled in January 2000 on a physical basis. The terms of the repurchase arrangements between ComEd and Unicom are identical to the terms of Unicom's repurchase arrangements with financial institutions. The repurchase arrangements between ComEd and Unicom are expected to be settled on the same basis Unicom settles its repurchase arrangements with the financial institutions. Effective January 2000, the share repurchases will reduce ComEd's outstanding shares and common stock equity. Prior to settlement, the repurchase arrangements were recorded as a receivable on the Consolidated Balance Sheets based on the aggregate market value of the shares deliverable under the arrangements. In 1999, net unrealized losses of $44 million (after-tax) were recorded related to the arrangements. The settlement of the arrangements in January 2000 resulted in a gain of $113 million (after-tax). See Note 24 of Notes to Financial Statements for additional information.

  See Notes 3 and 7 of Notes to Financial Statements for additional information regarding the redemptions and repurchases of debt and equity.

  ComEd forecasts that internal sources will provide approximately three-fourths of the funds required for ComEd's 2000 construction program and other capital requirements, including nuclear fuel expenditures, contributions to nuclear decommissioning funds, sinking fund obligations and scheduled debt maturities. See Notes 10 and 12 of Notes to Financial Statements for the summaries of the annual sinking fund requirements and scheduled maturities for ComEd preference stock and long-term debt, respectively.

  See "Changes in the Electric Utility Industry," subcaption "Fossil Plant Sale" above, for a description of ComEd's planned uses of the fossil plant sale proceeds.

  The type and amount of external financing will depend on financial market conditions and the needs and capital structure of ComEd at the time of such financing. ComEd had total unused bank lines of credit of $800 million at December 31, 1999, which may be borrowed at various interest rates. Of that amount, $500 million expires on December 15, 2000 and $300 million expires on December 17, 2002. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread, which is dependent upon the credit ratings of ComEd's outstanding first mortgage bonds or on a prime interest rate. See Note 13 of Notes to Financial Statements for additional information concerning lines of credit. See the Statements of Consolidated Cash Flows for the construction expenditures and cash flow from operating activities for the years 1999, 1998 and 1997. Cash flows from operating activities were adversely affected in 1998 and positively affected in 1999 as a result of delayed billings related to the transition to a new customer information and billing system beginning in July 1998. See Note 1 of Notes to Financial Statements, under "Customer Receivables and Revenues", for additional information.

  As of January 31, 2000, ComEd has an effective "shelf" registration statement with the SEC for the future sale of up to an additional $280 million of debt securities and cumulative preference stock for general corporate purposes of ComEd, including the discharge or refund of other outstanding securities.

  ComEd's securities and other securities guaranteed by ComEd are currently rated by three principal securities rating agencies as follows:

                                                                Standard Duff &
                                                        Moody's & Poor's Phelps
                                                        ------- -------- ------
First mortgage and secured pollution control bonds.....  Baa1     BBB+    A-
Publicly-held debentures and unsecured pollution con-
 trol obligations......................................  Baa2     BBB     BBB+
Convertible preferred stock............................  baa3     BBB-    BBB
Preference stock.......................................  Baa2     BBB-    BBB
Trust Securities.......................................  baa3     BBB-    BBB
Commercial paper.......................................  P-2      A-2     D-1

  ComEd Funding Trust's securities are currently rated by three principal securities rating agencies as follows:

                                                                 Standard Duff &
                                                         Moody's & Poor's Phelps
                                                         ------- -------- ------
      Transitional trust notes..........................   Aaa     AAA     AAA


  All three agencies raised their ratings for ComEd in 1999: Duff & Phelps in December; Moody's in September; and S&P in June.

  Capital Structure. ComEd's ratio of long-term debt to total capitalization has decreased to 55.2% at December 31, 1999 from 58.0% at December 31, 1998. As of December 31, 1999 and 1998, $852 million and $580 million, respectively, of retained earnings had been appropriated for ComEd's future dividend payments.

  Year 2000 Conversion. ComEd completed a successful transition to the Year 2000 as systems performed without interruption during the rollover from December 31, 1999 to January 1, 2000. All ComEd Year 2000 Command Centers were activated during the critical rollover period.

  In addition to 12/31/99, other key Year 2000 dates that ComEd has completed without Year 2000 problems are 1/1/99, 4/9/99 (99th day of 1999), 8/21/99
(Global Positioning System rollover) and 9/9/99. The ComEd Year 2000 Team will continue with minor preparations for one remaining Year 2000 critical date. The Year 2000 is a leap year; so the rollover from 2/28/00 to 2/29/00 is another transition ComEd prepared for in its Corporate-wide Year 2000 Program.

  ComEd depends upon third parties, including customers, suppliers, government agencies and financial institutions, to reliably deliver its products and services. ComEd completed an analysis of the Year 2000 readiness programs of its critical vendors and obtained Year 2000 warranties in certain new contracts and licenses. ComEd also has introduced protocols for assuring that software and embedded systems remain Year 2000 ready on a continuing basis. Even though mission critical products and services of the ComEd supply chain are Year 2000 ready, contingency plans were developed to prevent or mitigate interruptions caused by ComEd suppliers.

  As of December 31, 1999, approximately $37.4 million has been expended for external labor, hardware and software costs, and for the costs of ComEd employees who are dedicated full-time to the Year 2000 project. All of such costs were expensed as incurred. The foregoing amounts do not include the cost of new software applications installed as a result of strategic replacement projects. Such replacement projects were not accelerated because of Year 2000 issues. ComEd expects to incur minimal expenditures for final project wrap-up activities.

  ComEd's Year 2000 project focused on those facets of its business that are required to deliver reliable electric service. The project encompassed the computer systems that support core business functions, such as customer information and billing, finance, procurement, supply and personnel, as well as the components of metering, transmission, distribution and generation support. The project also focused on embedded systems, instrumentation and control systems in facilities and plants. In accordance with business plans, ComEd has replaced certain of its financial, human resources and payroll and customer service and billing software with new software that is Year 2000 ready and that addresses ComEd's strategic needs as it enters a less regulated environment.

  Market Risks. ComEd is exposed to market risk due to changes in interest rates and the market price for electricity. Exposure for interest rate changes relates to its long-term debt and preferred equity obligations. Exposure to electricity market price risk relates to forward activities taken to manage effectively the supply of, and demand for, the electric generation capability of ComEd's generating plants. ComEd has implemented an integrated risk management framework to manage such risks. A corporate Risk Management Committee defines the Company's risk tolerance and establishes appropriate position limits, and corporate policies and procedures have been implemented to minimize the exposure to market risk. ComEd does not currently utilize derivative commodity or financial instruments for trading or speculative purposes. See "Energy Risk Management Contracts" in Note 1 of Notes to Financial Statements regarding the accounting for energy risk management contracts.

  Interest Rate Exposure. The table below provides the fair value and average interest or fixed dividend rates of ComEd's outstanding debt and preferred stock equity instruments as of December 31, 1999.

                                   Expected Maturity Date                      Fair Value
ComEd and Subsidiary      ---------------------------------------------          as of
Companies (millions)      2000   2001   2002   2003   2004   Thereafter Total   12/31/99
--------------------      ----   ----   ----   ----   ----   ---------- ------ ----------
Long-Term Debt--
 Fixed Rate.............  $ 382  $   5  $ 305  $ 105  $ 237    $3,547   $4,581   $4,523
 Average Interest Rate..   6.72%  4.55%  7.92%  6.53%  7.52%     7.69%
 Variable Rate..........                                       $   92   $   92   $   92
 Average Interest Rate..                                         5.49%
 Transitional Trust
  Notes.................  $ 350  $ 340  $ 340  $ 340  $ 340    $1,360   $3,070   $2,894
 Average Interest Rate..   5.31%  5.32%  5.38%  5.42%  5.44%     5.66%
Preferred and Preference
 Stock--
 Subject to Mandatory
  Redemption............  $  69                                         $   69   $   70
 Average Dividend Rate..   6.93%
 Not Subject to Manda-
  tory Redemption.......                                       $    2   $    2   $    1
 Average Dividend Rate..                                         4.48%
Trust Securities........                                       $  350   $  350   $  339
 Average Dividend Rate..                                         8.49%

  Market Price Exposure. ComEd's energy purchases from other suppliers have increased as a result of reductions in owned generating capability and system load growth. The market price of energy is subject to price volatility associated with changes in supply and demand in the electric supply markets. In the normal course of business, ComEd utilizes contracts for the forward sale and purchase of energy to assure system reliability and manage effectively the utilization of its available generating capability. ComEd also utilizes put and call option contracts and energy swap arrangements to limit the market price risk associated with the forward commodity contracts. The estimated December 31, 1999 fair value of the forward contracts, including options, for the purchase and sale of energy for the years 2000 through 2007, was approximately $(70) million. The estimated fair value is based on the estimated net settlement value of the contracts derived from forward price curves and market quotes, discounted at a 10% rate. A 10% increase in the forward price of electricity would decrease the December 31, 1999 fair value of the forward energy contracts for the years 2000-2007 by approximately $120 million, of which approximately $65 million is for contracts for the period 2000-2002. Likewise, a 10% decrease would increase the fair value of the energy contracts by $120 million. Notwithstanding these price risk management activities, an unexpected loss of generating capability or reduction in demand could increase ComEd's exposure to market price risks and could have a material adverse effect on operating results.

Regulation

  ComEd and Indiana Company are subject to federal and state regulation in the conduct of their respective businesses, including the operations of Cotter. Such regulation includes rates, securities issuance, nuclear operations, environmental and other matters. Particularly in the cases of nuclear operations and environmental matters, such regulation can and does affect operational and capital expenditures.

  Rate Matters. See "Changes in the Electric Utility Industry," subcaption "The 1997 Act" above, for information regarding the effect of the 1997 Act on rate matters.

  Nuclear Matters. Nuclear operations have been, and remain, an important focus of ComEd. ComEd operates five nuclear plants--Braidwood, Byron, Dresden, LaSalle and Quad Cities Stations, and is committed to safe, reliable and efficient operation. See "Changes in the Electric Utility Industry," subcaption "Response to Regulatory Changes" above, for information regarding ComEd's permanent cessation of nuclear generation operations at its Zion Station.

  On May 6, 1999, ComEd's LaSalle Station was officially removed from the NRC's listing of plants that require increased regulatory scrutiny. LaSalle Station had been on this list since January 1997. Concurrent with the LaSalle Station action, the NRC announced the formal removal of the Quad Cities Station from its list of plants with declining performance trends. Quad Cities Station had been on the declining trend list since January 1998. With these actions, all of ComEd's nuclear plants are now placed in the NRC's "routine oversight" category. This represents the first time since 1990 that none of ComEd's nuclear generating units are under special NRC oversight.

  The NRC and representatives of ComEd's management have met, and will continue to meet periodically as part of the NRC's normal oversight process, to discuss the overall performance of the ComEd nuclear program.

  Based on ComEd's most recent study, decommissioning costs are estimated to be $5.7 billion in current-year (2000) dollars, including a contingency allowance. This estimate includes $617 million of non-radiological costs, which are included in ComEd's proposed rider for recovery, as discussed below. ComEd's decommissioning cost expenditures at the end of the units' operating lives are estimated to total approximately $13.8 billion. These expenditures are expected to occur primarily during the period from 2007 through 2034. All such costs are expected to be funded by the external decommissioning trusts, which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations, as well as changes in the assumptions used in making such estimates, including changes in technology, available alternatives for the disposal of nuclear waste and inflation.

  Since 1995, ComEd has collected decommissioning costs from its ratepayers in conjunction with a rider to its tariffs. The rider allows annual adjustments to decommissioning cost collections outside the context of a traditional rate proceeding and will continue under the 1997 Act. The current estimated decommissioning costs include a contingency allowance, but, except at Dresden Unit 1, exclude amounts for alternative spent fuel storage installations, which may be necessary to store spent fuel during the period beginning at the end of the NRC license lives of the plants to the date when the DOE accepts the spent fuel for permanent storage. Contingency allowances used in decommissioning cost estimates provide for currently unspecifiable costs that are likely to occur after decommissioning begins and generally range from 20% to 25% of the currently specifiable costs. Under its most recent annual rider, filed with the ICC on February 26, 1999, ComEd has proposed to increase its estimated annual decommissioning cost accrual from $84 million to $130 million. The proposed increase primarily reflects an increase in low-level waste disposal cost escalation, the inclusion of $219 million in current-year (2000) dollars for safety-related costs of maintaining Zion Station in a mothballed condition until dismantlement begins, and the inclusion of non-radiological costs in the decommissioning cost estimates for recovery under the rider. See Note 1 of Notes to Financial Statements, under "Depreciation, Amortization of Regulatory Assets and Liabilities, and Decommissioning," for additional information regarding decommissioning costs.

  Environmental Matters. ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. See
Note 22 of Notes to Financial Statements for additional information.

Results of Operations

  ComEd's operating results for the years 1999, 1998 and 1997 were as follows:

                                                     1999     1998     1997
                                                   -------- -------- ---------
                                                     (Thousands of Dollars)
Net Income (Loss) before Extraordinary Item and
 Cumulative Effect of Change in Accounting
 Principle........................................ $650,308 $594,206 $(160,138)
                                                   ======== ======== =========
Net Income (Loss) on Common Stock................. $598,973 $537,322 $(834,259)
                                                   ======== ======== =========


  On Common Stock for the Year 1999. The increase in ComEd's net income in 1999 reflects, among other factors, increased energy sales, the fossil plant sale, lower-than-expected closing costs for Zion nuclear station and improved nuclear performance which resulted in lower fuel and purchased power costs.

  Kilowatthour sales increased 8% for the year 1999, compared to 1998, driven largely by a 59% increase in sales for resale. See "Operating Revenues" below for additional information.

  Fuel and purchased power costs decreased 14% in 1999, compared to 1998, resulting from improved nuclear performance. See "Fuel Costs" and "Purchased Power" below for additional information.

  O&M expenses increased 3% for the year 1999, compared to the year 1998, as discussed in "Operation and Maintenance Expenses" below.

  Earnings for the year 1999 were positively impacted by the fossil plant sale. Consistent with the provisions of the 1997 Act, the after-tax gain on the fossil plant sale of $1.56 billion resulted in a regulatory liability. Increased regulatory asset amortization amounted to $2.46 billion, before-tax, as discussed in Note 5 of Notes to Financial Statements. A reduction in the estimated liability for closing costs related to the Zion Station also increased earnings by $16 million (after-tax). The earnings increase was also partially offset by a net unrealized loss of $44 million (after-tax), related to a forward share repurchase arrangements, a charge of $41 million (after-tax) for an increase in the estimated liability for the remediation of former MGP sites, extraordinary losses related to the early redemptions of long-term debt, which reduced net income on common stock by $28 million (after-tax), and premiums of $12 million (after-tax) paid in connection with the redemption of preference stock. ComEd's net income for the year 1999 represents the maximum return on average common equity allowable for the year before triggering the earnings sharings provision of the 1997 Act.

  Net Income on Common Stock for the Year 1998. The increase in earnings for 1998 was primarily due to increased kilowatthour sales, which increased both operating revenues and energy costs, reduced O&M expenses, lower depreciation and amortization expenses, lower than expected Zion Station closing costs, gains on the sales of certain assets and a lower effective income tax rate. In December 1997, ComEd discontinued regulatory accounting practices for the generation portion of its business and recorded other non-recurring accounting charges as a result of the 1997 Act, which primarily contributed to the loss for 1997. The 1997 operating results also include the write-off for the closure of Zion nuclear generating station, partially offset by a cumulative one-time positive impact of $197 million (after-tax) for a change in accounting method for revenue recognition to record ComEd's revenues associated with service which has been provided to customers but has not yet been billed at the end of each accounting period, retroactive to January 1, 1997.

  Fuel and purchased power costs increased 10% in 1998, compared to the year 1997, reflecting increased demand for electricity, as well as the effects of higher purchased power prices. See "Purchased Power" below for additional information.

  O&M expenses decreased 7% for the year 1998, compared to the year 1997, as discussed in "Operation and Maintenance Expenses" below.

  The year 1998 includes a 6% decrease in depreciation and amortization expenses, as discussed in "Depreciation and Amortization" below, and a $15 million (after-tax) reduction in the estimated liability for closing costs related to the Zion nuclear generating station, both of which increased operating results.

  Also, 1998 operating results reflect realized gains on the sales of certain assets of $31 million (after-tax). The sold assets consisted principally of surplus inventory of emission allowances.

  Net Loss on Common Stock for the Year 1997. ComEd's kilowatthour sales, including sales to wholesale customers, increased 5% during 1997, compared to 1996, as discussed below. In 1997, O&M expenses increased 12%, as discussed below.

  Also, 1997 operating results were reduced by $336 million for increased fuel and purchased power costs, as discussed below. In addition, a 4% increase in depreciation expense, primarily due to an increase in certain nuclear plant depreciation, resulted in a charge of $23 million (after-tax).

  ComEd discontinued regulatory accounting practices for the generation portion of its business in the fourth quarter of 1997 due to the expected transition of electric generation services to market-based pricing as a result of the 1997 Act. Accordingly, ComEd's generation-related net regulatory assets, which represent assets and liabilities properly recorded under regulatory accounting practices but which would not be recorded under GAAP for non-regulated entities, were written off, resulting in an extraordinary charge in 1997 of $810 million (after-tax).

  In addition, pursuant to an option contained in the 1997 Act, ComEd filed a tariff in December 1997 to eliminate its FAC. Under ComEd's regulated rates, the FAC provided for the recovery of changes in fossil and nuclear fuel costs and the energy portion of purchased power costs, compared to the fuel and purchased energy costs included in ComEd's base rates. The 1997 Act provided that upon the elimination of the FAC, ComEd would be required to refund to customers the net FAC charges billed during the calendar year 1997. Net FAC charges billed by ComEd during the year 1997 were $25 million (after tax). These costs, as well as deferred, underrecovered energy costs of $19 million (after-tax) which ComEd would have been entitled to recover if the FAC had remained in effect, were recorded as a charge to operating results in the fourth quarter of 1997. Elimination of the FAC could increase volatility in future earnings due to changes in fuel and purchased power costs.

  Additionally, the elimination of the FAC and the transition to market-based pricing for generation-related costs required ComEd to write-off its investment in uranium-related properties. An impairment study indicated the expected incremental costs of mining and milling uranium at those properties would exceed the expected market price for uranium. These costs, which were previously recoverable through the FAC, are not expected to be recoverable in a competitive market. A write-off of uranium-related properties to reflect market value resulted in a charge of $60 million (after-tax) in December 1997.

  Partially offsetting the charges to operations for 1997 was a change in the accounting method for revenue recognition to record ComEd's revenues associated with service which has been provided to customers but has not yet been billed at the end of each accounting period, retroactive to January 1, 1997. This change in accounting method had a one-time cumulative positive impact for years prior to 1997 of $197 million (after-tax).

  The year 1997 also included a charge of $523 million (after-tax) reflecting the write-off of the unrecoverable portion of the cost of ComEd's Zion Station plant and inventories, and a liability for future closing costs, resulting from the decision in January 1998 to permanently cease nuclear generation operations at Zion Station.

  Operating Revenues. ComEd's electric operating revenues reflect revenues from sales to ultimate consumers (including residential, commercial and industrial customers within its service territory) and revenues from sales for resale (i.e., sales to wholesale customers, principally other electric utilities). Operating revenues are affected by kilowatthour sales and rate levels. Kilowatthour sales, in turn, are affected by weather, the level of economic activity within ComEd's service area, and off-system or wholesale sales to other utilities. Off-system sales are affected by a number of factors, including nuclear generating station availability and performance. Revenues have also been reduced by a change in presentation for certain utility taxes. The 1997 Act changed the nature of several state and municipal taxes that are collected through customer billings. Before August 1998, the utility taxes were assessed against the utility. Effective August 1998, the utility taxes are assessed on the electric consumer rather than the utility. Accordingly, ComEd records the collections as liabilities and no longer records the taxes collected through billings as revenues and tax expense. The change in presentation for utility taxes did not have an effect on results of operations. See Note 1 of Notes to Financial Statements, under "Use of Estimates" and "Customer Receivables and Revenues", for additional information.

  Operating revenues decreased $322 million in 1999, compared to 1998, due in part to the approximately $226 million impact of the 15% residential base rate reduction that took effect August 1, 1998. Operating revenues for 1999 also were reduced by approximately $174 million, compared to 1998, due to the change in presentation for certain state and municipal taxes. Kilowatthour sales increased 8%, primarily due to sales for resale. In 1998, operating revenues increased $15 million, compared to the year 1997, primarily due to warmer summer weather experienced in 1998 and continued economic growth in ComEd's service territory, partially offset by a 15% residential rate reduction ($170 million) and reserves for various federal and state litigation matters ($35 million). Operating revenues for 1998 were reduced by approximately $110 million, compared to 1997, due to the change in presentation for certain state and municipal taxes. During 1997, electric operating revenues increased $139 million, primarily due to a 29% increase in kilowatthour sales to wholesale customers. Kilowatthour sales to ultimate consumers during 1997 increased 1%, compared to 1996, reflecting continued economic growth in ComEd's service territory. Operating revenues in 1997 were reduced by the provision for revenue refunds of $45 million, including revenue taxes, related to the elimination of the FAC.

  Fuel Costs. Changes in fuel expense for the years 1999, 1998 and 1997 primarily resulted from changes in the average cost of fuel consumed, changes in the mix of fuel sources of electric energy generated and changes in net generation of electric energy. Fuel mix is determined primarily by system load, the costs of fuel consumed and the availability of nuclear generating units. The cost of fuel consumed, net generation of electric energy and fuel sources of kilowatthour generation were as follows:

                                                     1999              1998               1997
                                                ---------------  -----------------  -----------------
                                                          Cost               Cost               Cost
                                                  Fuel     per                per                per
                                                 Costs     KWh   Fuel Costs   KWh   Fuel Costs   KWh
                                                --------  -----  ----------  -----  ----------  -----
                                                (000's)           (000's)            (000's)
Cost of fuel consumed:
  Nuclear.....................................  $380,489   0.52c $  286,619   0.53c $  263,163   0.54c
  Coal........................................   525,896   2.26     626,442   2.51     810,144   2.44
  Oil.........................................     7,854   5.43      20,822   6.26      17,829   5.50
  Natural gas.................................    83,023   3.22     123,644   3.04     113,082   3.50
                                                --------         ----------         ----------
  Total/Average costs all fuels...............  $997,262   1.00c $1,057,527   1.27c $1,204,218   1.40c
                                                ========         ==========         ==========

Net generation of electric energy (millions of
 kilowatthours)...............................    99,684             83,302             85,861

Fuel sources of kilowatthour generation:
  Nuclear.....................................        74%                65%                57%
  Coal........................................        23                 30                 39
  Oil.........................................       --                 --                 --
  Natural gas.................................         3                  5                  4
                                                     ---                ---                ---
                                                     100%               100%               100%
                                                     ===                ===                ===

  The increases in net generation of electric energy and nuclear generation for 1999, compared to the prior years, are primarily due to significant improvement in the performance of ComEd's nuclear fleet. The overall nuclear capacity factor was 89% for 1999, compared to 66% for 1998 and 49% for 1997. The decreases in the net generation of electric energy for 1998, compared to 1997, are primarily due to the sales of State Line and Kincaid Station in December 1997 and February 1998, respectively, and lower nuclear plant availability in 1997. The decrease in net generation of electric energy from 1997 to 1998 due to the sale of State Line Station was 2,378,413 megawatthours and the decrease from 1997 to 1998 due to the sale of Kincaid Station was 2,357,488 megawatthours. See "Regulation," subcaption "Nuclear Matters" above, for information regarding ComEd's nuclear generating stations.

  Purchased Power. Amounts of purchased power are primarily affected by system load, the availability of ComEd's generating units and the availability and cost of power from other utilities. Purchased power decreased $196 million and increased $348 million in 1999 and 1998, compared to 1998 and 1997, respectively. The decrease in 1999 was due to the improved nuclear and fossil operating performance which reduced the need to purchase power from other parties. The increase in purchased power costs in 1998 reflects the effects of an extraordinary combination of heat, storms and equipment problems experienced throughout the Midwest in late June 1998 which resulted in unprecedented purchased power price levels. See "Regulation," subcaption "Nuclear Matters" above, for information regarding ComEd's nuclear generating stations. For additional information concerning ComEd's purchased power commitments, see "Liquidity and Capital Resources," subcaption "UTILITY OPERATIONS--Construction Program," above and Note 22 of Notes to Financial Statements.

  The number and average cost of kilowatthours purchased were as follows:

                                                          1999    1998    1997
                                                         ------  ------  ------
   Kilowatthours (millions)............................. 11,561  20,704  16,672
   Cost per kilowatthour................................   4.77c   3.84c   2.40c

  The market price for electricity is subject to price volatility associated with changes in supply and demand in the electric supply markets. ComEd utilizes energy put and call option contracts and energy swap arrangements to limit market price risk associated with forward commodity contracts. See "Liquidity and Capital Resources," subcaption "UTILITY OPERATIONS--Market Risks" above, for additional information.

  Operation and Maintenance Expenses. O&M expenses include the expenses associated with operating and maintaining ComEd's generation, transmission and distribution assets, as well as administrative overhead and support. Given the variety of expense categories covered, there are a number of factors which affect the level of such expenses within any given period. Two major components of such expenses, however, are the costs associated with operating and maintaining ComEd's generating facilities. Generating station expenses are affected by the cost of materials, regulatory requirements and expectations, the age of facilities and cost control efforts.

  During the three years presented in the financial statements, the aggregate level of O&M expenses increased 3% in 1999 compared to 1998, decreased 7% in 1998 compared to 1997, and increased 12% in 1997 compared to 1996.

  O&M expenses associated with nuclear generating stations decreased $75 million and $172 million and increased $122 million for the years 1999, 1998 and 1997, respectively. The decrease in 1999 was due to shorter refueling outages and fewer forced outages. The decrease in 1998 was principally due to the permanent cessation of nuclear generation operations at Zion Station. The increase in 1997 was a result of increased levels of activities associated with the repair, replacement and improvement of nuclear generating facility equipment. See "Changes in the Electric Utility Industry," subcaption "Response to Regulatory Changes" above, regarding the permanent cessation of nuclear operations at Zion Station.

  O&M expenses associated with fossil generating stations decreased $42 million, $5 million and increased $31 million for the years 1999, 1998 and 1997, respectively. The decrease in 1999 was primarily due to reductions in plant refurbishment and maintenance costs. The decrease related to fossil generating stations in 1998 was primarily due to the sales of State Line and Kincaid Stations in December 1997 and February 1998, respectively, ($25 million) partially offset by plant refurbishment costs ($19 million).

  O&M expenses associated with ComEd's transmission and distribution system increased $77 million, $32 million and $15 million, for the years 1999, 1998 and 1997, respectively. The increase in 1999 was primarily due to an increase in tree trimming expenses and the costs associated with ComEd's extensive evaluation of the reliability of its transmission and distribution system following outages which occurred during the summer of 1999. The increase also reflects restoration and other outage-related costs associated with the summer heat wave. The 1998 and 1997 increases are primarily due to increased emergency restoration of electric service, higher maintenance expenses and tree trimming costs. O&M expenses associated with customer-related activities increased $40 million, $19 million and $11 million for the years 1999, 1998 and 1997, respectively. The increase in 1999 was primarily due to the ongoing implementation of a new customer information and billing system.

  O&M expenses for the year 1999 reflect an increase of $68 million in the estimated environmental liability for the remediation of former manufactured gas plant sites.

  O&M expenses also include employee benefits expenses. Since 1995, ComEd has reduced the size of its workforce by offering incentives for employees to leave the company voluntarily. Such incentives included both current payments and earlier eligibility for postretirement health care benefits, in addition to certain other employee-related costs, resulting in charges of $10 million, $48 million and $39 million for the years 1999, 1998 and 1997, respectively.

  Other employee benefits expenses, excluding the effects of employee separation plans and certain other employee-related costs increased
$16 million and $41 million and decreased $11 million for the years 1999, 1998 and 1997, respectively. The increase for the year 1999 was primarily due to higher accruals for incentive compensation. The increase in 1998 was primarily due to accruals for estimated incentive compensation recorded in 1998. The decrease in 1997 was primarily due to a reduction in medical costs for active employees.

  O&M expenses included a $25 million charge for the year 1999 as a result of a franchise related settlement agreement with the City.

  O&M expenses associated with certain administrative and general costs decreased $7 million and $22 million and increased $35 million for the years 1999, 1998 and 1997, respectively. The 1999 decrease due to a variety of reasons, including reductions in nuclear insurance ($38 million), partially offset by increased charges for uncollectible accounts resulting from billing and collection delays experienced following the implementation of a new customer information system ($25 million). The decrease in 1998 reflects a reduction of $34 million in certain nuclear maintenance costs due to technological improvements, compared to 1997. The effects of inflation have also increased O&M expenses during the years and are also reflected in the increases and decreases discussed herein.

  Depreciation, Amortization and Decommissioning. Depreciation, amortization and decommissioning expense decreased $101 million and $63 million and increased $34 million for the year 1999, 1998 and 1997, respectively. The decrease in the year 1999 was primarily due to the fossil plant sale. Consistent with the provisions of the 1997 Act, the (pre-tax) gain on the sale of $2.587 billion resulted in a regulatory liability, which was used to recover regulatory assets. Therefore, the gain on the sale, excluding $43 million of amortization of investment tax credits, was recorded as a regulatory liability in the amount of $2.544 billion and amortized in the fourth quarter of 1999. The amortization of the regulatory liability and additional regulatory asset amortization of $2.456 billion are reflected in depreciation and amortization expense on ComEd's Statement of Consolidated Operations and resulted in a net reduction to depreciation and amortization expense of $88 million. Depreciation expense decreased $95 million and increased $36 million for the years 1998 and 1997, respectively. The decrease in 1998 reflects the retirement of Zion Station ($31 million), the reduction in depreciable plant due to the plant impairment recorded by ComEd in the second quarter of 1998 ($65 million), the sales of State Line and Kincaid ($4 million), lower depreciation of steam generators at Byron Unit 1 and Braidwood Unit 1 in 1998 compared to 1997 ($25 million), partially offset by plant additions ($16 million) and shortened depreciable lives for certain nuclear stations ($14 million). The $36 million increase in depreciation expense in 1997 is principally due to the early retirement of the steam generators at Byron Unit 1 and Braidwood Unit 1. See Note 1 of Notes to Financial Statements, under "Depreciation, Amortization of Regulatory Assets and Liabilities, and Decommissioning," for additional information.

  The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including ComEd, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in the financial statements of electric utilities. In response to these questions, the FASB is reviewing the accounting for asset removal costs including those related to nuclear decommissioning. If current electric utility industry accounting practices for such decommissioning costs are changed, annual provisions for decommissioning could increase and the estimated costs of decommissioning could be recorded as a liability rather than as accumulated depreciation. Decommissioning costs of currently retired nuclear plants are recorded as a liability. Unicom and ComEd do not believe that such changes, if required, would have an adverse effect on their results of operations due to ComEd's ability to recover decommissioning costs through rates.

  Interest on Debt. Changes in interest on long-term debt and notes payable for the years 1999, 1998 and 1997 were due to changes in average interest rates and in the amounts of long-term debt and notes payable outstanding. Changes in interest on ComEd's long-term debt also reflected new issues of debt, the retirement and early redemption of debt, and the retirement and redemption of issues which were refinanced at generally lower rates of interest. See Notes 3 and 7 of Notes to Financial Statements for information regarding the redemptions and repurchases of debt and equity. The average amounts of ComEd's long-term debt and notes payable outstanding and average interest rates thereon were as follows:

                                                          1999    1998    1997
                                                         ------  ------  ------
   Long-term debt outstanding:
    Average amount (millions)..........................  $8,119  $6,099  $6,256
    Average interest rate..............................    6.76%   7.06%   7.65%
   Notes payable outstanding:
    Average amount (millions)..........................  $  320  $  344  $  153
    Average interest rate..............................    5.82%   5.68%   5.95%

  Other Items. The amounts of AFUDC reflect changes in the average levels of investment subject to AFUDC and changes in the average annual capitalization rates as discussed in Note 1 of Notes to Financial Statements, under "AFUDC and Interest Capitalized." ComEd discontinued SFAS No. 71 regulatory accounting practices in December 1997 for the generation portion of its business, and as a result, began capitalizing interest in 1998. ComEd capitalized $22 million and $28 million for the years 1999 and 1998, respectively, of interest costs on its generation-related construction work in progress and nuclear fuel in process. AFUDC and interest capitalized do not contribute to the current cash flow of ComEd.

  ComEd's ratios of earnings to fixed charges for the years 1999, 1998 and 1997 were 2.45, 2.59 and 0.58, respectively. ComEd's ratios of earnings to fixed charges and preferred and preference stock dividend requirements for the years 1999, 1998 and 1997 were 2.32, 2.24 and 0.49, respectively.

  Business corporations, in general, have been adversely affected by inflation because amounts retained after the payment of all costs have been inadequate to replace, at increased costs, the productive assets consumed. Electric utilities, in particular, have been especially affected as a result of their capital intensive nature and regulation which limits capital recovery and prescribes installation or modification of facilities to comply with increasingly stringent safety and environmental requirements. Because the regulatory process limits the amount of depreciation expense included in ComEd's revenue allowance to the original cost of utility plant investment, the resulting cash flows are inadequate to provide for replacement of that investment in future years or preserve the purchasing power of common equity capital previously invested.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of Commonwealth Edison Company:

  We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization of Commonwealth Edison Company (an Illinois corporation) and subsidiary companies as of December 31, 1999 and 1998, and the related statements of consolidated operations, retained earnings/(deficit), comprehensive income and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Edison Company and subsidiary companies as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

  As discussed in Note 4, effective January 1, 1997, the Company changed its method of accounting for revenue recognition.


                                            Arthur Andersen LLP
Chicago, Illinois
January 31, 2000

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

  The following Statements of Consolidated Operations for the year 1999, 1998 and 1997 reflect the results of past operations and are not intended as any representation as to results of operations for any future period. Future operations will necessarily be affected by various and diverse factors and developments, including changes in electric prices, regulation, population, business activity, asset dispositions, competition, taxes, environmental control, energy use, fuel, cost of labor, purchased power and other matters, the nature and effect of which cannot now be determined.

                                               1999        1998        1997
                                            ----------  ----------  -----------
                                                 (Thousands of Dollars)
Electric Operating Revenues...............  $6,766,892  $7,088,542  $ 7,073,088
                                            ----------  ----------  -----------
Electric Operating Expenses and Taxes:
  Fuel....................................  $  997,262  $1,057,527  $ 1,204,218
  Purchased power.........................     551,575     748,017      400,055
  Operation...............................   1,541,435   1,457,346    1,715,016
  Maintenance.............................     774,310     789,262      689,729
  Depreciation and amortization...........     836,145     937,604    1,001,149
  Taxes (except income)...................     506,326     697,151      799,167
  Income taxes--
    Current--Federal......................   1,466,994     287,865      214,168
   --State................................     315,713      52,233       65,248
    Deferred--Federal--net................  (1,155,409)     30,761       56,111
   --State--net...........................    (247,993)     12,538        2,544
  Investment tax credits deferred--net....     (25,828)    (27,730)     (31,015)
                                            ----------  ----------  -----------
                                            $5,560,530  $6,042,574  $ 6,116,390
                                            ----------  ----------  -----------
Electric Operating Income.................  $1,206,362  $1,045,968  $   956,698
                                            ----------  ----------  -----------
Other Income and (Deductions):
  Interest on long-term debt, net of
   interest capitalized...................  $ (526,750) $ (430,602) $  (478,530)
  Interest on notes payable...............     (18,602)    (19,560)      (9,134)
  Allowance for funds used during
   construction...........................      21,812      16,464       42,325
  Income taxes applicable to nonoperating
   activities.............................      27,083       4,974       11,010
  Provision for dividends on company-
   obligated mandatorily redeemable
   preferred securities of subsidiary
   trusts holding solely the Company's
   subordinated debt securities...........     (29,710)    (29,710)     (28,860)
  Loss of nuclear plant closure...........         --          --      (885,611)
  Income tax effect of nuclear plant
   closure................................         --          --       362,952
  Miscellaneous--net......................     (29,887)      6,672     (130,988)
                                            ----------  ----------  -----------
                                            $ (556,054) $ (451,762) $(1,116,836)
                                            ----------  ----------  -----------
Net Income (Loss) before Extraordinary
 Item and Cumulative Effect of Change in
 Accounting Principle.....................  $  650,308  $  594,206  $  (160,138)
Extraordinary Loss, less Applicable Income
 Taxes....................................     (27,579)        --      (810,335)
Cumulative Effect of Change in Accounting
 Principle................................         --          --       196,700
                                            ----------  ----------  -----------
Net Income (Loss).........................  $  622,729  $  594,206  $  (773,773)
Provision for Dividends on Preferred and
 Preference Stocks........................      23,756      56,884       60,486
                                            ----------  ----------  -----------
Net Income (Loss) on Common Stock.........  $  598,973  $  537,322  $  (834,259)
                                            ==========  ==========  ===========

  The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31
                                                      ------------------------
                       ASSETS                            1999         1998
                       ------                         -----------  -----------
                                                      (Thousands of Dollars)
Utility Plant:
  Plant and equipment, at original cost (includes
   construction work in progress of $653 million and
   $857 million, respectively)....................... $25,007,637  $27,801,246
  Less--Accumulated provision for depreciation.......  13,729,223   15,234,320
                                                      -----------  -----------
                                                      $11,278,414  $12,566,926
  Nuclear fuel, at amortized cost....................     843,724      874,979
                                                      -----------  -----------
                                                      $12,122,138  $13,441,905
                                                      -----------  -----------
Investments:
  Nuclear decommissioning funds...................... $ 2,546,540  $ 2,267,317
  Subsidiary companies...............................      77,061       48,636
  Other investments, at cost.........................      63,702       57,031
                                                      -----------  -----------
                                                      $ 2,687,303  $ 2,372,984
                                                      -----------  -----------
Current Assets:
  Cash and temporary cash investments................ $ 1,254,868  $    27,154
  Cash held for redemption of securities.............     285,056    3,062,816
  Special deposits...................................      45,730          271
  Receivables--
    Customers........................................   1,183,505    1,364,760
    Forward share repurchase contract................     813,046          --
    Other............................................   2,631,793      155,492
    Provisions for uncollectible accounts............     (49,344)     (48,008)
  Coal and fuel oil, at average cost.................      14,222      134,965
  Materials and supplies, at average cost............     220,398      229,532
  Deferred income taxes related to current assets and
   liabilities.......................................      54,796       26,486
  Prepayments and other..............................      30,539       18,387
                                                      -----------  -----------
                                                      $ 6,484,609  $ 4,971,855
                                                      -----------  -----------
Deferred Charges and Other Noncurrent Assets:
  Regulatory assets.................................. $ 1,792,907  $ 4,578,427
  Other..............................................      73,308       85,406
                                                      -----------  -----------
                                                      $ 1,866,215  $ 4,663,833
                                                      -----------  -----------
                                                      $23,160,265  $25,450,577
                                                      ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                              December 31
                                                        -----------------------
            CAPITALIZATION AND LIABILITIES                 1999        1998
            ------------------------------              ----------- -----------
                                                        (Thousands of Dollars)
Capitalization (see accompanying statements):
  Common stock equity.................................. $ 5,302,915 $ 5,055,854
  Preferred and preference stocks without mandatory
   redemption requirements.............................       8,768      91,479
  Preference stock subject to mandatory redemption
   requirements........................................         --       69,475
  Company-obligated mandatorily redeemable preferred
   securities of subsidiary trusts holding solely the
   Company's subordinated debt securities*.............     350,000     350,000
  Long-term debt.......................................   6,962,448   7,677,219
                                                        ----------- -----------
                                                        $12,624,131 $13,244,027
                                                        ----------- -----------
Current Liabilities:
  Notes payable........................................ $     4,750 $   276,356
  Current portion of long-term debt, redeemable
   preference stock and capitalized lease obligations..     909,900   2,226,868
  Accounts payable.....................................     545,329     605,712
  Accrued interest.....................................     147,044     178,238
  Accrued taxes........................................   1,409,626     165,466
  Dividends payable....................................      92,656     104,022
  Customer deposits....................................      68,128      56,954
  Accrued plant closing costs..........................         --       78,430
  Other................................................     307,040     149,304
                                                        ----------- -----------
                                                        $ 3,484,473 $ 3,841,350
                                                        ----------- -----------
Deferred Credits and Other Noncurrent Liabilities:
  Deferred income taxes................................ $ 2,456,447 $ 3,787,978
  Nuclear decommissioning liability for retired plants.   1,259,700   1,215,400
  Accumulated deferred investment tax credits..........     484,717     562,285
  Accrued spent nuclear fuel disposal fee and related
   interest............................................     763,427     728,413
  Obligations under capital leases.....................     161,602     333,653
  Regulatory liabilities...............................     596,157     595,005
  Other................................................   1,329,611   1,142,466
                                                        ----------- -----------
                                                        $ 7,051,661 $ 8,365,200
                                                        ----------- -----------
Commitments and Contingent Liabilities (Note 22)
                                                        $23,160,265 $25,450,577
                                                        =========== ===========

  *As described in Note 11 of Notes to Financial Statements, the sole asset of ComEd Financing I, a subsidiary trust of ComEd, is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due September 30, 2035. The sole asset of ComEd Financing II, also a subsidiary trust of ComEd, is $154.6 million principal amount of ComEd's 8.50% subordinated deferrable interest debentures due January 15, 2027.

  The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                   STATEMENTS OF CONSOLIDATED CAPITALIZATION

                                                            December 31
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
                                                      (Thousands of Dollars)
Common Stock Equity:
  Common stock, $12.50 par value per share--
   Outstanding--213,973,810 shares and 214,057,171
    shares, respectively............................  $ 2,677,995  $ 2,677,969
  Premium on common stock and other paid-in capital.    2,207,287    2,223,706
  Capital stock and warrant expense.................      (12,537)     (15,664)
  Retained earnings.................................      433,001      176,643
  Other comprehensive income........................        7,539          --
  Treasury stock--264,406 shares and 178,982 shares,
   respectively.....................................      (10,370)      (6,800)
                                                      -----------  -----------
                                                      $ 5,302,915  $ 5,055,854
                                                      -----------  -----------
Preferred and Preference Stocks Without Mandatory
 Redemption Requirements:
  Preference stock, non-cumulative, without par val-
   ue--
   Outstanding--1,120 shares and 2,600 shares, re-
   spectively.......................................  $     6,978  $    16,991
  Preference stock, cumulative, without par value--
   Outstanding--No shares and 13,499,549 shares,
    respectively ...................................          --       504,957
  Current redemption requirements for preference
   stock included in current liabilities............          --      (432,320)
  $1.425 convertible preferred stock, cumulative,
   without par value--
   Outstanding--56,291 shares and 58,211 shares, re-
    spectively......................................        1,790        1,851
                                                      -----------  -----------
                                                      $     8,768  $    91,479
                                                      -----------  -----------
Preference Stock Subject to Mandatory Redemption Re-
 quirements:
  Preference stock, cumulative, without par value--
   Outstanding--700,000 shares and 1,720,345 shares,
    respectively....................................  $    69,475  $   171,348
  Current redemption requirements for preference
   stock included in current liabilities............      (69,475)    (101,873)
                                                      -----------  -----------
                                                      $       --   $    69,475
                                                      -----------  -----------
Company-Obligated Mandatorily Redeemable Preferred
 Securities of Subsidiary Trusts Holding Solely the
 Company's Subordinated Debt Securities.............  $   350,000  $   350,000
                                                      -----------  -----------
Long-Term Debt:
  First mortgage bonds:
    Maturing 2000 through 2004--6 3/8% to 9 3/8%....  $   698,245  $ 1,080,000
    Maturing 2005 through 2014--4.40% to 8 3/8%.....    1,299,400    1,485,400
    Maturing 2015 through 2023--5.85% to 9 7/8%.....    1,589,443    1,981,000
                                                      -----------  -----------
                                                      $ 3,587,088  $ 4,546,400
  Transitional trust notes, due 2000 through 2008--
   5.29% to 5.74%...................................    3,070,000    3,400,000
  Sinking fund debentures, due 2001 through 2011--2
   3/4% to 4 3/4%...................................       30,866       94,159
  Pollution control obligations, due 2007 through
   2014--5.3% to 5 7/8%.............................      139,200      140,700
  Other long-term debt..............................      916,351    1,056,346
  Current maturities of long-term debt included in
   current liabilities..............................     (732,077)  (1,497,706)
  Unamortized net debt discount and premium.........      (48,980)     (62,680)
                                                      -----------  -----------
                                                      $ 6,962,448  $ 7,677,219
                                                      -----------  -----------
                                                      $12,624,131  $13,244,027
                                                      ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

             STATEMENTS OF CONSOLIDATED RETAINED EARNINGS/(DEFICIT)

                                                  1999     1998       1997
                                                -------- --------  ----------
                                                   (Thousands of Dollars)
Balance at Beginning of Period................. $176,643 $(19,172) $1,157,956
Add--Net income/(loss).........................  622,729  594,206    (773,773)
                                                -------- --------  ----------
                                                $799,372 $575,034  $  384,183
                                                -------- --------  ----------
Deduct--
   Dividends declared on--
    Common stock............................... $342,285 $342,776  $  342,763
    Preferred and preference stocks............    8,532   55,320      60,159
   Other capital stock transactions--net.......   15,554      295         433
                                                -------- --------  ----------
                                                $366,371 $398,391  $  403,355
                                                -------- --------  ----------
Balance at End of Period (Includes $852
 million, $580 million and $384 million of
 appropriated retained earnings at December 31,
 1999, 1998 and 1997, respectively)............ $433,001 $176,643  $  (19,172)
                                                ======== ========  ==========

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

                                                     1999      1998     1997
                                                   --------  -------- ---------
                                                     (Thousands of Dollars)
Net Income/(Loss) on Common Stock................. $598,973  $537,322 $(834,259)
Other Comprehensive Income
  Unrealized gains on securities..................   12,471       --        --
  Income taxes on other comprehensive income......   (4,932)      --        --
                                                   --------  -------- ---------
  Other comprehensive income, net of tax..........    7,539       --        --
                                                   --------  -------- ---------
Comprehensive Income/(Loss)....................... $606,512  $537,322 $(834,259)
                                                   ========  ======== =========


   The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                            1999         1998         1997
                                         -----------  -----------  -----------
                                               (Thousands of Dollars)
Cash Flow from Operating Activities:
 Net income (loss)...................... $   622,729  $   594,206  $  (773,773)
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
   Depreciation and amortization........     902,035      989,147    1,047,603
   Deferred income taxes and investment
    tax credits--net....................  (1,451,910)      62,775     (348,889)
   Contribution to environmental trust..    (250,000)         --           --
   Recovery of coal reserve regulatory
    assets..............................     197,974      108,372       82,441
   Increase in MGP liability............      68,078          --           --
   Extraordinary loss related to write-
    off of certain net regulatory as-
    sets................................         --           --       810,335
   Cumulative effect of change in ac-
    counting principle..................         --           --      (196,700)
   Loss on nuclear plant closure........         --           --       885,611
   Write-down of uranium-related proper-
    ties................................         --           --        64,387
   Provisions/(payments) for revenue re-
    funds--net..........................     (22,603)     (23,622)      45,470
   Equity component of allowance for
    funds used during construction......      (7,789)      (6,959)     (23,770)
   Provisions/(payments) for liability
    for separation costs--net...........     (62,396)       9,757       15,986
   Net effect on cash flows of changes
    in:
     Receivables........................     (83,600)    (485,833)      21,194
     Note receivable from Unicom Invest-
      ment..............................  (2,208,956)         --           --
     Coal and fuel oil..................       1,559      (14,301)      19,698
     Materials and supplies.............      (7,157)      22,519       41,659
     Accounts payable excluding nuclear
      fuel lease principal payments and
      separation costs--net.............     (57,618)     111,981      233,360
     Accrued interest and taxes.........   1,240,975      (22,659)      (6,465)
     Other changes in certain current
      assets and liabilities............     124,425      141,942       38,873
   Other--net...........................       1,837       64,916      117,013
                                         -----------  -----------  -----------
                                         $  (992,417) $ 1,552,241  $ 2,074,033
                                         -----------  -----------  -----------
Cash Flow from Investing Activities:
 Construction expenditures.............. $(1,083,398) $  (928,365) $  (969,626)
 Nuclear fuel expenditures..............    (253,483)    (166,168)    (185,373)
 Sales of generating plants.............   4,885,720      177,454       60,791
 Equity component of allowance for
  funds used during construction........       7,789        6,959       23,770
 Contributions to nuclear
  decommissioning funds.................     (89,945)    (136,771)    (114,825)
 Other investments and special depos-
  its...................................     (38,518)        (681)      (4,703)
 Plant removal costs--net...............     (74,584)     (86,988)     (85,923)
                                         -----------  -----------  -----------
                                         $ 3,353,581  $(1,134,560) $(1,275,889)
                                         -----------  -----------  -----------
Cash Flow from Financing Activities:
 Issuance of securities--
   Transitional trust notes............. $       --   $ 3,382,629  $       --
   Other long-term debt.................         --       222,068      297,663
   Company-obligated mandatorily redeem-
    able preferred securities of
    subsidiary trusts holding solely the
    Company's subordinated debt
    securities..........................         --           --       150,000
   Capital stock........................          60          244          288
 Retirement and redemption of securi-
  ties--
   Transitional trust notes.............    (330,000)         --           --
   Other long-term debt.................  (1,199,969)    (498,192)    (734,768)
   Capital stock........................    (649,355)     (34,066)     (44,111)
 Repurchase of common stock.............    (813,046)      (6,800)      (9,500)
 Cash dividends paid on capital stock...    (391,892)    (429,867)    (426,916)
 Proceeds from sale/leaseback of nu-
  clear fuel............................         --       101,038      149,955
 Nuclear fuel lease principal payments..    (255,402)    (255,605)    (166,411)
 Increase/(decrease) in short-term
  borrowings............................    (271,606)     118,206       29,400
                                         -----------  -----------  -----------
                                         $(3,911,210) $ 2,599,655  $  (754,400)
                                         -----------  -----------  -----------
Change in Net Cash Balance.............. $(1,550,046) $ 3,017,336  $    43,744
Cash, Temporary Cash Investments and
 Cash Held for Redemption of
 Securities:
 Balance at Beginning of Period.........   3,089,970       72,634       28,890
                                         -----------  -----------  -----------
 Balance at End of Period............... $ 1,539,924  $ 3,089,970  $    72,634
                                         ===========  ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                         NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies.

  Corporate Structure and Basis of Presentation. Unicom is the parent holding company of ComEd and other unregulated subsidiaries. ComEd, a regulated electric utility, is the principal subsidiary of Unicom.

  The consolidated financial statements include the accounts of ComEd, Indiana Company, Edison Development, the Trusts, ComEd Funding and ComEd Funding Trust. All significant intercompany transactions have been eliminated. Although the accounts of ComEd Funding and ComEd Funding Trust, which are SPEs, are included in the consolidated financial statements, as required by GAAP, ComEd Funding and ComEd Funding Trust are legally separated from Unicom and ComEd. The assets of the SPEs are not available to creditors of Unicom or ComEd and the transitional property held by the SPEs are not assets of Unicom or ComEd.

  Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Due to the transition to a new customer information and billing system, a larger portion of customer revenues and net receivables were based on estimates for the periods July 1998 through November 1999 than in previous periods.

  Regulation. ComEd is subject to regulation as to accounting and ratemaking policies and practices by the ICC and FERC. ComEd's accounting policies and the accompanying consolidated financial statements conform to GAAP applicable to rate-regulated enterprises for the non-generation portion of its business, including the effects of the ratemaking process in accordance with SFAS
No. 71, Accounting for the Effects of Certain Types of Regulation. Such effects on the non-generation portion of its business concern mainly the time at which various items enter into the determination of operating results in order to follow the principle of matching costs with the applicable revenues collected from or returned to customers through future rates. See Note 3 for information regarding the write-off of generation-related regulatory assets and liabilities in December 1997.

  ComEd's investment in generation-related net utility plant, not subject to cost-based rate regulation, including construction work in progress and nuclear fuel, and excluding the decommissioning costs included in the accumulated provision for depreciation was $7.8 billion and $9.2 billion as of December 31, 1999 and 1998. See "Regulatory Assets and Liabilities" below regarding the plant impairment recorded by ComEd in the second quarter of 1998.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Regulatory Assets and Liabilities. Regulatory assets are incurred costs which have been deferred and are amortized for ratemaking and accounting purposes. Regulatory liabilities represent amounts to be settled with customers through future rates. Regulatory assets and liabilities reflected on the Consolidated Balance Sheets at December 31, 1999 and 1998 were as follows:

                                                                December 31
                                                           ---------------------
                                                              1999       1998
                                                           ---------- ----------
                                                               (Thousands of
                                                                 Dollars)
Regulatory assets:
  Impaired production plant............................... $  366,221 $2,955,154
  Deferred income taxes (1)...............................    688,946    680,356
  Nuclear decommissioning costs--Dresden Unit 1...........    202,308    255,031
  Nuclear decommissioning costs--Zion Units 1 and 2.......    496,638    443,130
  Coal reserves...........................................        --     197,975
  Unamortized loss on reacquired debt (2).................     38,794     46,781
                                                           ---------- ----------
                                                           $1,792,907 $4,578,427
                                                           ========== ==========
Regulatory liabilities:
  Deferred income taxes (1)............................... $  596,157 $  595,005
                                                           ========== ==========

--------
(1) Recorded in compliance with SFAS No. 109, Accounting for Income Taxes, for non-generation related temporary differences.
(2) Amortized over the remaining lives of the non-generation related long-term debt issued to finance the reacquisition. See "Loss on Reacquired Debt" below for additional information.

  ComEd performed a SFAS No. 121 impairment analysis in 1998 which concluded that future revenues, excluding the collection of the CTC expected to be recovered from electric supply services, would be insufficient to cover the costs of certain of its generating assets. Because future regulated cash flows, which include the CTC, tariff revenues and gains from the disposition of assets, are expected to provide recovery of the impaired plant assets, a regulatory asset was recorded for the same amount. This regulatory asset is currently being amortized as it is recovered through regulated cash flows over a transition period that extends through 2006. Consistent with the provisions of the 1997 Act, the (pre-tax) gain on the sale of $2.587 billion resulted in a regulatory liability, which was used to recover regulatory assets. Therefore, the gain on the sale, excluding $43 million of amortization of investment tax credits, was recorded as a regulatory liability in the amount of $2.544 billion and amortized in the fourth quarter of 1999. The amortization of the regulatory liability and additional regulatory asset amortization of $2.456 billion are reflected in depreciation and amortization expense on ComEd's Statement of Consolidated Operations and resulted in a net reduction to depreciation and amortization expense of $88 million. See Note 3 for additional information regarding amortization of regulatory assets with respect to limits on ComEd's earnings due to statutory sharing provisions. See
Note 5 for additional information regarding the fossil plant sale.

  The regulatory assets for Dresden Unit 1 and Zion Units 1 and 2 represent unrecovered nuclear decommissioning costs, which are expected to be recovered over the periods 2000-2011 and 2000-2013, respectively, through a separate rate recovery rider provided for by the 1997 Act. See "Depreciation, Amortization of Regulatory Assets and Liabilities, and Decommissioning" below for additional information.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Depreciation, Amortization of Regulatory Assets and Liabilities, and Decommissioning. Depreciation, amortization of regulatory assets and liabilities, and decommissioning for the years 1999, 1998 and 1997 were as follows:

                                         1999     1998      1997
                                       -------- -------- ----------
                                          (Thousands of Dollars)
Depreciation expense.................. $706,237 $782,373 $  877,256
Amortization of regulatory assets and
 liabilities--net.....................   46,088   65,211     15,272
                                       -------- -------- ----------
                                       $752,325 $847,584 $  892,528
Decommissioning expense...............   83,820   90,020    108,621
                                       -------- -------- ----------
                                       $836,145 $937,604 $1,001,149
                                       ======== ======== ==========


  Provisions for depreciation, including nuclear plant, were at average annual rates of average depreciable utility plant and equipment for the years 1999, 1998 and 1997 as follows:

                                                               1999  1998  1997
                                                               ----  ----  ----
Average annual depreciation rates............................. 2.66% 3.02% 3.36%

  Depreciation is provided on a straight-line basis by amortizing the cost of depreciable plant and equipment over estimated service lives for each class of plant. The decrease in the average depreciation rates for the year in 1999, compared to 1998, relates primarily to a reduction in nuclear depreciation rates due to the partial impairment of production plant, which was recorded as a component of accumulated depreciation, partially offset by shortened depreciable lives for certain nuclear stations. See "Regulatory Assets and Liabilities" above for additional information on the partial impairment of production plant.

  Nuclear plant decommissioning costs generally are accrued over the current NRC license lives of the related nuclear generating units. The accrual is based on an annual levelized cost of the unrecovered portion of estimated decommissioning costs, which are escalated for expected inflation to the expected time of decommissioning and are net of expected earnings on the trust funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Results of Operations--Depreciation, Amortization and Decommissioning," for a discussion of questions raised by the staff of the SEC and a FASB review regarding the electric utility industry's method of accounting for decommissioning costs. Dismantling is expected to occur relatively soon after the end of the current NRC license life of each generating station currently operating. The accrual for decommissioning is based on the prompt removal method authorized by NRC guidelines. ComEd's ten operating units have remaining current NRC license lives ranging from 7 to 28 years. ComEd's Zion Station and its first nuclear unit, Dresden Unit 1, are retired and are expected to be dismantled beginning in the years 2014 and 2011, respectively, which is consistent with the regulatory treatment for recovery of the related decommissioning costs.

  Based on ComEd's most recent study, decommissioning costs are estimated to be $5.7 billion in current-year (2000) dollars, including a contingency allowance. This estimate includes $617 million of non-radiological costs, which are included in ComEd's proposed rider for recovery, as discussed below. ComEd's decommissioning cost expenditures at the end of the units' operating lives are estimated to total approximately $13.8 billion. These expenditures are expected to occur primarily during the period from 2007 through 2034. All such costs are expected to be funded by the external decommissioning trusts, which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES significantly affected by the adoption of or changes to NRC regulations, as well as changes in the assumptions used in making such estimates, including changes in technology, available alternatives for the disposal of nuclear waste and inflation.

  Since 1995, ComEd has collected decommissioning costs from its ratepayers in conjunction with a rider to its tariffs. The rider allows annual adjustments to decommissioning cost collections outside the context of a traditional rate proceeding and will continue under the 1997 Act. The current estimated decommissioning costs include a contingency allowance, but, except at Dresden Unit 1, exclude amounts for alternative spent fuel storage installations, which may be necessary to store spent fuel during the period beginning at the end of the NRC license lives of the plants to the date when the DOE accepts the spent fuel for permanent storage. Contingency allowances used in decommissioning cost estimates provide for currently unspecifiable costs that are likely to occur after decommissioning begins and generally range from 20% to 25% of the currently specifiable costs. In February 1998, the ICC authorized a reduction in the annual decommissioning cost accrual from $109 million to $84 million. The reduction primarily reflected stronger than expected after-tax returns on the external trust funds and lower than expected escalation in low-level waste disposal costs, partially offset by the higher current-year cost estimates, including a contingency allowance.

  Under its most recent annual rider, filed with the ICC on February 26, 1999, ComEd has proposed to increase its estimated annual decommissioning cost accrual from $84 million to $130 million. The proposed increase primarily reflects an increase in low-level waste disposal cost escalation, the inclusion of $219 million in current-year (2000) dollars for safety-related costs of maintaining Zion Station in a mothballed condition until dismantlement begins, and the inclusion of non-radiological costs in the decommissioning cost estimates for recovery under the rider.

  The proposed annual decommissioning cost accrual of $130 million was determined using the following assumptions: the decommissioning cost estimate of $5.7 billion in current-year (2000) dollars, after-tax earnings on the tax-qualified and nontax-qualified decommissioning funds of 7.49% and 6.83%, respectively, and an escalation rate for future decommissioning costs of 4.84%. The proposed annual accrual provided over the current NRC license lives of the nuclear plants, coupled with the expected fund earnings and amounts previously recovered in rates, is expected to aggregate to approximately $13.8 billion.

  For the ten operating nuclear units, decommissioning cost accruals are recorded as portions of depreciation expense and accumulated provision for depreciation on the Statements of Consolidated Operations and the Consolidated Balance Sheets, respectively, as such costs are recovered through rates. As of December 31, 1999, the total decommissioning costs included in the accumulated provision for depreciation were $2.1 billion.

  For ComEd's retired nuclear units, the total estimated liability for nuclear decommissioning in current-year (2000) dollars is recorded as a noncurrent liability. The unrecovered portion of the liability is recorded as a regulatory asset. The nuclear decommissioning liability for retired plants as of December 31, 1999 was as follows:

                                                               Zion
                                                    Dresden   Units
                                                     Unit 1  1 and 2    Total
                                                    -------- -------- ----------
                                                       (Thousands of Dollars)
Amounts recovered through rates and investment
 fund earnings....................................  $104,792 $455,962 $  560,754
Unrecovered portion of the liability..............   202,308  496,638    698,946
                                                    -------- -------- ----------
 Nuclear decommissioning liability for retired
  plants..........................................  $307,100 $952,600 $1,259,700
                                                    ======== ======== ==========

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Under Illinois law, decommissioning cost collections are required to be deposited into external trusts. Consequently, such collections do not add to the cash flows available for general corporate purposes. The ICC has approved ComEd's funding plan, which provides for annual contributions of current accruals and ratable contributions of past accruals over the remaining current NRC license lives of the nuclear plants. The fair value of funds accumulated in the external trusts at December 31, 1999 was $2,547 million, which includes pre-tax unrealized appreciation of $721 million. The earnings on the external trusts for operating plants accumulate in the fund balance and accumulated provision for depreciation. Nuclear decommissioning funding as of December 31, 1999 was as follows:

                                                          (Thousands of Dollars)
Amounts recovered through rates and investment fund
 earnings for operating plants (included in the accumu-
 lated provision for depreciation)......................        $2,099,796
Amounts recovered through rates and investment fund
 earnings for retired plants............................           560,754
Less past accruals not yet contributed to the trusts....           114,010
                                                                ----------
 Fair value of external trust funds.....................        $2,546,540
                                                                ==========

  Customer Receivables and Revenues. ComEd is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers. ComEd's electric service territory has an area of approximately 11,300 square miles and an estimated population of approximately eight million as of December 31, 1999. It includes the City, an area of about 225 square miles with an estimated population of approximately three million from which ComEd derived approximately 30 percent of its ultimate consumer revenues in 1999. ComEd had approximately 3.5 million electric customers at December 31, 1999. Revenues are recognized as electric and delivery services are provided to customers.

  As a result of the implementation of a new customer billing and information system in July 1998, billing and collection delays have temporarily increased accounts receivable from customers. ComEd has recorded increased provisions for uncollectible accounts to recognize the estimated portion of the receivables that are not expected to be recoverable. Such provisions increased O&M expenses by $35 million and $10 million in 1999 and 1998, respectively, compared to normally expected levels. See "Use of Estimates" above for additional information regarding ComEd's revenues and net receivables.

  See Notes 3 and 19 for additional information.

  Nuclear Fuel. The cost of nuclear fuel is amortized to fuel expense based on the quantity of heat produced using the unit of production method. As authorized by the ICC, provisions for spent nuclear fuel disposal costs have been recorded at a level required to recover the fee payable on the current nuclear-generated and sold electricity and the current interest accrual on the one-time fee payable to the DOE for nuclear generation prior to April 7, 1983. The one-time fee and interest thereon have been recovered and the current fee and interest on the one-time fee are presently being recovered through base rates. See Note 14 for additional information concerning the disposal of spent nuclear fuel, one-time fee and interest accrual on the one-time fee. Nuclear fuel expenses, including leased fuel costs and provisions for spent nuclear fuel disposal costs, were $380 million, $325 million and $298 million for the years 1999, 1998 and 1997, respectively.

  Income Taxes. Deferred income taxes are provided for income and expense items recognized for financial accounting purposes in periods that differ from those for income tax purposes. Income taxes

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES deferred in prior years are charged or credited to income as the book/tax temporary differences reverse. Prior years' deferred investment tax credits are amortized through credits to income generally over the lives of the related property. Income tax credits resulting from interest charges applicable to nonoperating activities, principally construction, are classified as other income.

  AFUDC and Interest Capitalized. In accordance with the uniform systems of accounts prescribed by regulatory authorities, ComEd capitalizes AFUDC, compounded semiannually, which represents the estimated cost of funds used to finance its construction program for the non-generation portion of its business. The equity component of AFUDC is recorded on an after-tax basis and the borrowed funds component of AFUDC is recorded on a pre-tax basis. The average annual capitalization rates were 7.81%, 8.34% and 9.39% for the years 1999, 1998 and 1997, respectively. ComEd discontinued SFAS No. 71 regulatory accounting practices in December 1997 for the generation portion of its business, and as a result began capitalizing interest in 1998. ComEd capitalized $22 million and $28 million for the years 1999 and 1998, respectively, in interest costs on its generation-related construction work in progress and nuclear fuel in process. AFUDC and interest capitalized do not contribute to the current cash flow of Unicom or ComEd.

  Interest. Total interest costs incurred on debt, leases and other obligations were $622 million, $535 million and $588 million for the years 1999, 1998 and 1997, respectively.

  Debt Discount, Premium and Expense. Discount, premium and expense on long-term debt of ComEd are being amortized over the lives of the respective issues.

  Loss on Reacquired Debt. Consistent with regulatory treatment, the net loss from ComEd's reacquisition, in connection with the refinancing of first mortgage bonds, sinking fund debentures and pollution control obligations prior to their scheduled maturity dates, is deferred and amortized over the lives of the long-term debt issued to finance the reacquisition for non-generation related financings. See "Regulatory Assets and Liabilities" above and Note 3 for additional information.

  Stock Option Awards/Employee Stock Purchase Plan. ComEd has elected to adopt SFAS No. 123, Accounting for Stock-Based Compensation, for disclosure purposes only. ComEd accounts for its stock option awards and ESPP under APB Opinion No. 25, Accounting for Stock Issued to Employees. See Note 8 for additional information.

  Energy Risk Management Contracts. In the normal course of business, ComEd utilizes contracts for the forward sale and purchase of energy to manage effectively the utilization of its available generating capability. ComEd also utilizes put and call option contracts and energy swap arrangements to limit the market price risk associated with the forward commodity contracts. As ComEd does not currently utilize financial or commodity instruments for trading or speculative purposes, any gains or losses on forward commodity contracts are recognized when the underlying transactions affect earnings. Revenues and expenses associated with market price risk management contracts are amortized over the terms of such contracts.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the Consolidated Balance Sheets as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings, unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES and losses to offset related results on the hedged item on the Statements of Consolidated Operations, and requires ComEd to formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

  The effective date of SFAS No. 133 has been delayed for one year, to fiscal years beginning after June 15, 2000. SFAS No. 133 may be implemented prior to June 15, 2000, but such implementation cannot be applied retroactively. SFAS No. 133 must be applied to (i) derivative instruments and (ii) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after January 1, 1998 or January 1, 1999 at the Company's election.

  ComEd is in the process of reviewing its various contracts to determine which contracts meet the requirements of SFAS No. 133 and would need to be reflected as derivatives under the standard and accounted for at fair value. Among the contracts that are being reviewed are purchase power agreements, contracts related to electricity purchases and sales, normal purchase orders, securities issued and insurance contracts. ComEd has not yet quantified the effects on its financial statements of adopting SFAS No. 133. However, adoption of SFAS No. 133 could increase volatility in earnings and other comprehensive income.

  Reclassifications. Certain prior year amounts have been reclassified to conform with current period presentation. These reclassifications had no effect on operating results.

  Cash Held for Redemption of Securities. As of December 31, 1999, the cash held for redemption of securities reported on the Consolidated Balance Sheets includes $222 million in unused cash proceeds from the issuance of the transitional trust notes and $63 million of escrowed cash and pending instrument funding charges collected from ComEd customers to be applied to the principal and interest payment on the transitional trust notes. See Note 3 for additional information.

  Statements of Consolidated Cash Flows. For purposes of the Statements of Consolidated Cash Flows, temporary cash investments, generally investments maturing within three months at the time of purchase, and cash held for redemption of securities are considered to be cash equivalents. Supplemental cash flow information for the years 1999, 1998 and 1997 was as follows:

                                          1999     1998     1997
                                        -------- -------- --------
                                          (Thousands of Dollars)
Supplemental Cash Flow Information:
 Cash paid during the period for:
   Interest (net of amount capital-
    ized).............................. $588,402 $439,706 $502,260
   Income taxes (net of refunds)....... $485,198 $302,289 $280,368
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Capital lease obligations incurred.... $  1,744 $106,370 $158,412

  (2) Merger Agreement. In September 1999, the Boards of Directors of Unicom and PECO approved a merger of equals that will create a new holding company, Exelon. The merger is conditioned, among other things, upon the approvals of the shareholders of both companies and by various regulatory bodies. The merger is currently expected to be completed in the latter half of 2000.

  Under the merger agreement, as amended and restated in January 2000, PECO and ComEd will become the principal utility subsidiaries of Exelon. This result will be achieved by a mandatory exchange of the outstanding common stock of PECO for common stock of Exelon, and a merger of

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

Unicom with and into Exelon wherein holders of Unicom common stock will receive 0.875 shares of Exelon common stock plus $3.00 in cash for each of their shares of Unicom common stock. The merger transaction will be accounted for as a purchase of Unicom by PECO.

  Prior to the consummation of the merger, Unicom expects to repurchase approximately $1.0 billion of its outstanding common shares. These share repurchases are in addition to the 26.3 million shares of Unicom common stock that Unicom repurchased in January 2000 upon settlement of certain forward purchase contracts. The $1.0 billion additional share repurchases will be funded from available funds, including funds resulting from the fossil plant sale.

  (3) Accounting Effects Related to the 1997 Act. In December 1997, the Governor of Illinois signed into law the 1997 Act, which established a phased process to introduce competition into the electric industry in Illinois under a less regulated structure. The 1997 Act was amended in June 1999.

  As a result of the 1997 Act and FERC rules, prices for the supply of electric energy are expected to transition from cost-based, regulated rates to rates determined by competitive market forces. Accordingly, the 1997 Act provides for, among other things, gradual customer access to other electric suppliers or a power purchase option which allows the purchase of electric energy from ComEd at market based prices, and the collection of a CTC from customers who choose to purchase electric energy from a RES or elect the power purchase option during a transition period that extends through 2006. Effective October 1, 1999, the CTC was established in accordance with a formula defined in the 1997 Act. The CTC, which is applied on a cents per kilowatthour basis, considers the revenue which would have been collected from a customer under tariffed rates, reduced by the revenue the utility will receive for providing delivery services to the customer, the market price for electricity and a defined mitigation factor, which represents the utility's opportunity to develop new revenue sources and achieve cost savings. The CTC allows ComEd to recover some of its costs which might otherwise be unrecoverable under market-based rates. Nonetheless, ComEd will need to take steps to address the portion of such costs which are not recoverable through the CTC. Such steps may include cost control efforts, developing new sources of revenue and asset dispositions. See Note 5 for additional information.

  On October 1, 1999, more than 41,000 non-residential customers became eligible to choose a new electric supplier or elect the purchase power option. The remainder of non-residential customers will become eligible to choose an electric supplier or the purchase power option between June 1 and December 31, 2000. As of December 31, 1999, over 4,700 non-residential customers, representing approximately ten percent of ComEd's 1998 retail kilowatthour sales, elected to receive their electric energy from a RES or chose the purchase power option. As a result of the collection of CTCs from such customers, ComEd does not expect these elections to have a material effect on its results of operations in the near term.

  Utilities are required to continue to offer delivery services, including the transmission and distribution of electric energy, such that customers who select a RES can receive electric energy from that supplier using existing transmission and distribution facilities. Such services will continue to be offered under cost-based, regulated rates. The ICC issued orders in August and September 1999 approving, with modifications, ComEd's delivery service tariffs.

  The 1997 Act also provides for a 15% residential base rate reduction which became effective August 1, 1998 and an additional 5% residential base rate reduction in October 2001. ComEd's

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES operating revenues were reduced by approximately $170 million in 1998 due to the 15% residential base rate reduction. The 15% rate reduction further reduced ComEd's operating revenues by approximately $226 million in 1999, compared to 1998 rate levels.

  Notwithstanding the rate reductions and subject to certain earnings tests, a rate freeze will generally be in effect until at least January 1, 2005. During this period, utilities may reorganize, sell or assign assets, retire or remove plants from service, and accelerate depreciation or amortization of assets with limited ICC regulatory review. A utility may request a rate increase during the rate freeze period only when necessary to ensure the utility's financial viability, but not before January 1, 2000. Under the earnings provision of the 1997 Act, if the earned return on common equity of a utility during this period exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is based on the 30-Year Treasury Bond rate, plus 5.5% in the years 1998 and 1999, and plus 8.5% in the years 2000 through 2004. The utility's earned return on common equity and the threshold return on common equity for ComEd are each calculated on a two-year average basis. The earnings sharing provision is applicable only to ComEd's earnings. Consistent with provisions of the 1997 Act, increased amortization of regulatory assets may be recorded, thereby reducing the earned return on common equity, if earnings otherwise would have exceeded the maximum allowable rate of return. The potential for earnings sharing or increased amortization of regulatory assets could limit earnings in future periods.

  The 1997 Act also allows a portion of ComEd's future revenues to be segregated and used to support the issuance of securities by ComEd or a SPE. The proceeds, net of transaction costs, from such security issuances must be used to refinance outstanding debt or equity or for certain other limited purposes. The total amount of such securities that may be issued is approximately $6.8 billion. In December 1998, ComEd initiated the issuance of $3.4 billion of transitional trust notes through its SPEs, ComEd Funding and ComEd Funding Trust. The proceeds from the transitional trust notes, net of transaction costs, were, as required, used to redeem $1,101 million of long-term debt and $607 million of preference stock in 1999 and reduce ComEd's outstanding short-term debt by $500 million. During the year 1999, ComEd recorded an extraordinary loss related to the early redemptions of such long-term debt, which reduced net income on common stock by approximately $28 million (after-tax). ComEd also recorded $12 million (after-tax) for premiums paid in connection with the redemption of such preference stock. The preference stock premiums were included in the provision for dividends for preference stocks of ComEd on the Statements of Consolidated Operations. As more fully described in Note 7 of Notes to Financial Statements, ComEd has repurchased approximately 26.3 million shares of ComEd common stock using $924 million of proceeds. The remaining proceeds from the issuance of the transitional trust notes will be used for the payment of fees and additional common stock repurchases. See Note 7 for additional information regarding ComEd's share repurchases.

  Because the 1997 Act is expected ultimately to lead to market-based pricing of electric generation services, ComEd discontinued SFAS No. 71 regulatory accounting practices for the generation portion of its business in December 1997. ComEd evaluated the regulatory assets and liabilities related to the generation portion of its business and determined that it was not probable that such costs would be recovered through the cash flows from the regulated portion of its business. Accordingly, the generation-related regulatory assets and liabilities were written off in the fourth quarter of 1997, resulting in an extraordinary charge of $810 million (after-tax). The fourth quarter of 1997 also reflected charges totaling $44 million (after-tax) as a result of ComEd's elimination of its FAC pursuant to an option in the 1997 Act, and a charge of $60 million (after-tax) for a write down of ComEd's investment

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES in uranium-related properties to realizable value. Projections of the market price for uranium indicated that the expected incremental costs of mining and milling uranium at the properties would exceed the expected market price for uranium and such costs are not expected to be recoverable in a competitive market.

  The 1997 Act also requires utilities to establish or join an ISO that will independently manage and control utility transmission systems. Additionally, the 1997 Act includes the leveling of certain regulatory requirements to permit operational flexibility, the leveling of certain regulatory and tax provisions as applied to various electric suppliers and a new, more stringent, liability standard applicable to ComEd in the event of a major outage.

  (4) Cumulative Effect of a Change in Accounting Principle. In the fourth quarter of 1997, ComEd changed its accounting method for revenue recognition to record revenues associated with service which has been provided to customers but has not yet been billed at the end of each accounting period, retroactive to January 1, 1997. This change in accounting method increased operating results for the year 1997 to reflect the one-time cumulative effect of the change for years prior to 1997 by $197 million (after-tax).

  (5) Sale of Plants and Closure. In December 1999, ComEd completed the sale of its fossil generating assets to EME for a cash purchase price of $4.8 billion. The fossil generating assets represent an aggregate generating capacity of approximately 9,772 megawatts.

  Just prior to the consummation of the fossil plant sale, ComEd transferred these assets to an affiliate, Unicom Investment. In consideration for the transferred assets, Unicom Investment paid ComEd consideration totalling approximately $4.8 billion in the form of a demand note in the amount of approximately $2.4 billion and an interest-bearing Note with a maturity of twelve years. Unicom Investment immediately sold the fossil plant assets to EME, in consideration of which Unicom Investment received approximately $4.8 billion in cash from EME. Immediately after its receipt of the cash payment from EME, Unicom Investment paid the $2.4 billion aggregate principal due to ComEd under the demand note. Unicom Investment will use the remainder of the cash received from EME to fund other business opportunities, including the share repurchases. Of the cash received by ComEd, $1.8 billion is expected to be used to pay the costs and taxes associated with the fossil plant sale including ComEd's contribution of $250 million of the proceeds to an environmental trust as required by the 1997 Act. The remainder of the demand note proceeds will be available to ComEd to fund, among other things, transmission and distribution projects, nuclear generation station projects, and environmental and other initiatives.

  The sale produced an after-tax gain of approximately $1.6 billion, after recognizing commitments associated with certain coal contracts ($350 million), recognizing employee-related costs ($112 million) and contributing to the environmental trust. The coal contract costs include the amortization of the remaining balance of ComEd's regulatory asset for unrecovered coal reserves of $178 million and the recognition of $172 million of settlement payments related to the above-market portion of coal purchase commitments ComEd assigned to EME at market value upon completion of the fossil plant sale. The severance costs included pension and post-retirement welfare benefit curtailment and special termination benefit costs of $51 million and transition, separation and retention payments of $61 million. A total of 1,730 fossil station employee positions were eliminated upon completion of the fossil plant sale on December 15, 1999. As of December 31, 1999, 1,590 of the employees whose positions were eliminated had been terminated and 140 affected employees were in a transition

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES program which generally extends 60 days from the date of the fossil plant sale. Consistent with the provisions of the 1997 Act, the (pre-tax) gain on the sale of $2.587 billion resulted in a regulatory liability, which was used to recover regulatory assets. Therefore, the gain on the sale, excluding $43 million of amortization of investment tax credits, was recorded as a regulatory liability in the amount of $2.544 billion and amortized in the fourth quarter of 1999. The amortization of the regulatory liability and additional regulatory asset amortization of $2.456 billion are reflected in depreciation and amortization expense on ComEd's Statement of Consolidated Operations and resulted in a net reduction to depreciation and amortization expense of $88 million. See Note 1, under "Regulatory Assets and Liabilities," for additional information.

  In January 1998, the Boards of Directors of Unicom and ComEd authorized the permanent cessation of nuclear generation operations and retirement of facilities at ComEd's 2,080 megawatt Zion nuclear generating station. Such retirement resulted in a charge in the fourth quarter of 1997 of $523 million (after-tax). The charge included a liability for estimated future closing costs associated with the retirement of the station, excluding severance costs, resulting in a charge of $117 million (after-tax). ComEd has recorded reductions to the expected liability for future closing costs of $16 million (after-tax) and $15 million (after-tax) in 1999 and in 1998, respectively, to reflect employees being reassigned or removed from the payroll sooner than anticipated, and lower support costs and use of contractors. See Note 17 for information regarding costs of voluntary employee separation plans.

  ComEd completed the sale of its State Line and Kincaid coal-fired generating stations (representing 1,598 megawatts of generating capacity) in December 1997 and February 1998, respectively. The net proceeds of the sales, after income tax effects and closing costs, were approximately $190 million. The proceeds were used to retire or redeem existing debt in the first quarter of 1998. ComEd has entered into 15-year purchased power agreements for the output of the stations.

  (6) Authorized Shares, Voting Rights and Stock Rights of Capital Stock. At December 31, 1999, the authorized shares of capital stock were: common stock-- 250,000,000 shares; preference stock--7,510,451 shares; $1.425 convertible preferred stock--56,291 shares; and prior preferred stock--850,000 shares. The preference and prior preferred stocks are issuable in series and may be issued with or without mandatory redemption requirements. Holders of shares at any time outstanding, regardless of class, are entitled to one vote for each share held on each matter submitted to a vote of such shareholders, with the right to cumulate votes in all elections for directors.

  (7) Common Equity. In the fourth quarter of 1998, ComEd entered into a forward purchase arrangement with Unicom for the repurchase of $200 million of ComEd common stock. This contract, which was accounted for as an equity instrument as of December 31, 1998, was settled on a net cash basis in February 1999, resulting in a $16 million reduction to common stock equity on the Consolidated Balance Sheets.

  During 1999, ComEd also entered into forward purchase arrangements with Unicom for the repurchase of approximately 26.3 million shares of ComEd common stock. The repurchase arrangements were settled in January 2000 on a physical basis. The terms of the repurchase arrangements between ComEd and Unicom are identical to the terms of Unicom's repurchase arrangements with financial institutions. The repurchase arrangements between ComEd and Unicom are expected to be settled on the same basis Unicom settles its repurchase arrangements with the financial institutions. Effective January 2000, the share repurchases will reduce ComEd's outstanding shares and common stock equity. Prior to settlement, the repurchase arrangements were recorded as

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES a receivable on the Consolidated Balance Sheets based on the aggregate market value of the shares deliverable under the arrangements. In 1999, net unrealized losses of $44 million (after-tax) were recorded related to the arrangements. The settlement of the arrangements in January 2000 resulted in a gain of $113 million (after-tax). See Note 24 of Notes to Financial Statements for additional information.

  At December 31, 1999, shares of common stock were reserved for the following purposes:

      Conversion of $1.425 convertible preferred stock................... 57,416
      Conversion of warrants............................................. 25,230
                                                                          ------
                                                                          82,646
                                                                          ======

  Shares of common stock issued for the years 1999, 1998 and 1997 were as follows:

                                                               1999  1998  1997
                                                               ----- ----- -----
Conversion of $1.425 convertible preferred stock.............. 1,954 7,848 9,261
Conversion of warrants........................................   109   228   362
                                                               ----- ----- -----
                                                               2,063 8,076 9,623
                                                               ===== ===== =====

  As of December 31, 1999 and 1998, 264,406 and 178,982 shares, respectively, of ComEd common stock were reacquired and held as treasury stock at a cost of $10 million and $7 million, respectively.

  At December 31, 1999 and 1998, 75,692 and 76,079, respectively, of ComEd common stock purchase warrants were outstanding. The warrants entitle the holders to convert such warrants into common stock of ComEd at a conversion rate of one share of common stock for three warrants.

  As of December 31, 1999 and 1998, $852 million and $580 million, respectively, of retained earnings had been appropriated for future dividend payments.

  (8) Stock Option Awards/Employee Stock Purchase Plan. Unicom has a nonqualified stock option awards program under its Long-Term Incentive Plan. The stock option awards program was adopted by Unicom in July 1996 to reward valued employees responsible for, or contributing to, the management, growth and profitability of Unicom and its subsidiaries. The stock options granted expire ten years from their grant date. One-third of the shares subject to the options vest on each of the first three anniversaries of the option grant date. In addition, the stock options will become fully vested immediately if the holder dies, retires, is terminated by the Company, other than for cause, or qualifies for long-term disability. Options granted before July 22, 1998 also vest in full upon a change in control, while options granted on or after July 22, 1998 vest in full if the option holder is terminated within 24 months after a change of control.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Stock option transactions for the years 1999, 1998 and 1997 are summarized as follows:

                                                     Number of  Weighted Average
                                                      Options    Exercise Price
                                                     ---------  ----------------
Outstanding as of January 1, 1997................... 1,188,000      $25.500
Granted during the year............................. 1,339,350       22.313
Exercised during the year...........................   (23,423)      25.500
Expired/cancelled during the year...................  (212,549)      23.632
                                                     ---------
Outstanding as of December 31, 1997................. 2,291,378       23.810
Granted during the year............................. 1,379,525       35.234
Exercised during the year...........................  (404,082)      24.244
Expired/cancelled during the year...................  (123,928)      25.715
                                                     ---------
Outstanding as of December 31, 1998................. 3,142,893       28.694
Granted during the year............................. 1,848,050       35.750
Exercised during the year...........................  (313,231)      24.102
Expired/cancelled during the year...................  (179,076)      33.551
                                                     ---------
Outstanding as of December 31, 1999................. 4,498,636       31.719
                                                     =========

  Of the stock options outstanding at December 31, 1999, 1,676,854 had vested with a weighted average exercise price of $27.

  The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                         Stock Option Grant Date
                                                         -----------------------
                                                          1999    1998    1997
                                                         ------- ------- -------
  Expected option life.................................. 7 years 7 years 7 years
  Dividend yield........................................   4.50%   4.54%   7.20%
  Expected volatility...................................  23.02%  21.95%  22.29%
  Risk-free interest rate...............................   4.83%   5.58%   6.25%

  The estimated weighted average fair value for each stock option granted in 1999, 1998 and 1997 was $6.48, $6.62 and $2.79, respectively.

  The ESPP allows employees to purchase Unicom common stock at a ten percent discount from market value. Substantially all of the employees of Unicom, ComEd and their subsidiaries are eligible to participate in the ESPP. Unicom issued 89,500, 94,270 and 196,003 shares of common stock for the years 1999, 1998 and 1997, respectively, under the ESPP at a weighted average annual purchase price of $33.58, $33.11 and $19.15, respectively.

  ComEd has adopted the disclosure-only provisions of SFAS No. 123. For financial reporting purposes, ComEd has adopted APB No. 25, and thus no compensation cost has been recognized for the stock option awards program or ESPP. If ComEd had recorded compensation expense for the stock options granted and the shares of common stock issued under the ESPP in accordance with SFAS No. 123 using the fair value based method of accounting, the additional charge to operations would have been $4 million (after-tax), $2 million (after-tax) and $2 million (after-tax) for the years 1999, 1998 and 1997, respectively.

  (9) Preferred and Preference Stocks Without Mandatory Redemption Requirements. During the year 1999, 13,449,549 shares of preferred or preference stock without mandatory redemption requirements were redeemed and no shares were issued. No shares of preferred or preference stocks

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES without mandatory redemption requirements were issued or redeemed during 1998 and 1997. All series other than Series $1.425 have been redeemed.

  The outstanding shares of $1.425 convertible preferred stock are convertible at the option of the holders thereof, at any time, into common stock at the rate of 1.02 shares of common stock for each share of convertible preferred stock, subject to future adjustment. The convertible preferred stock may be redeemed by ComEd at $42 per share, plus accrued and unpaid dividends, if any. The involuntary liquidation price of the $1.425 convertible preferred stock is $31.80 per share, plus accrued and unpaid dividends, if any.

  (10) Preference Stock Subject to Mandatory Redemption Requirements. During 1999, 1998 and 1997, no shares of preference stock subject to mandatory redemption requirements were issued. During 1999, 1998 and 1997, 1,020,345, 338,215 and 438,215 shares, respectively, of preference stock subject to mandatory redemption requirements were reacquired to meet sinking fund requirements or were part of the early redemption in 1999. There were 700,000 shares of Series $6.875 preference stock outstanding at December 31, 1999, at an aggregate stated value of $69 million. This series is non-callable and is required to be redeemed on May 1, 2000. The sinking fund price is $100 and the involuntary liquidation price is $99.25 per share, plus accrued and unpaid dividends, if any. The $69 million is included in current liabilities.

  (11) Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Company's Subordinated Debt Securities. In September 1995, ComEd Financing I, a wholly-owned subsidiary trust of ComEd, issued 8,000,000 of its 8.48% ComEd-obligated mandatorily redeemable preferred securities. The sole asset of ComEd Financing I is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due September 30, 2035. In January 1997, ComEd Financing II, a wholly-owned subsidiary trust of ComEd, issued 150,000 of its 8.50% ComEd-obligated mandatorily redeemable capital securities. The sole asset of ComEd Financing II is $154.6 million principal amount of ComEd's 8.50% subordinated deferrable interest debentures due January 15, 2027. There is a full and unconditional guarantee by ComEd of the Trusts' obligations under the securities issued by the Trusts. However, ComEd's obligations are subordinate and junior in right of payment to certain other indebtedness of ComEd. ComEd has the right to defer payments of interest on the subordinated deferrable interest notes by extending the interest payment period, at any time, for up to 20 consecutive quarters. Similarly, ComEd has the right to defer payments of interest on the subordinated deferrable interest debentures by extending the interest payment period, at any time, for up to ten consecutive semi-annual periods. If interest payments on the subordinated deferrable interest notes or debentures are so deferred, distributions on the preferred securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, ComEd may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

  The subordinated deferrable interest notes are redeemable by ComEd, in whole or in part, from time to time, on or after September 30, 2000, and with respect to the subordinated deferrable interest debentures, on or after January 15, 2007, or at any time in the event of certain income tax circumstances. If the subordinated deferrable interest notes or debentures are redeemed, the Trusts must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable interest notes or debentures so redeemed. In the event of the dissolution, winding up or termination of the Trusts, the holders of the preferred securities will be entitled to receive, for each preferred security, a liquidation amount of $25 for the securities of ComEd Financing I and $1,000 for the securities of ComEd Financing II, plus accrued and unpaid

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES distributions thereon, including interest thereon, to the date of payment, unless in connection with the dissolution, the subordinated deferrable interest notes or debentures are distributed to the holders of the preferred securities.

  (12) Long-Term Debt. ComEd initiated the issuance of $3.4 billion of transitional trust notes through its SPEs, ComEd Funding and ComEd Funding Trust, in the fourth quarter of 1998. The current amount outstanding is as follows:

              Series                                         Principal Amount
      ------------------------                            ----------------------
                                                          (Thousands of Dollars)
      5.38% due March 25, 2000...........................       $   94,967
      5.29% due June 25, 2001............................          425,033
      5.34% due March 25, 2002...........................          258,861
      5.39% due June 25, 2003............................          421,139
      5.44% due March 25, 2005...........................          598,511
      5.63% due June 25, 2007............................          761,489
      5.74% due December 25, 2008........................          510,000
                                                                ----------
                                                                $3,070,000
                                                                ==========

  For accounting purposes, the liabilities of ComEd Funding Trust for the transitional trust notes are reflected as long-term debt on the Consolidated Balance Sheets of Unicom and ComEd.

  The proceeds, net of transaction costs, from the transitional trust notes have been used, as required, to redeem debt and equity. During 1999, ComEd redeemed or reacquired $1,121 million of long-term debt.

  Sinking fund requirements and scheduled maturities remaining through 2004 for ComEd's first mortgage bonds, transitional trust notes, sinking fund debentures and other long-term debt outstanding at December 31, 1999, after deducting deposits made for the retirement of sinking fund debentures, are summarized as follows: 2000--$732 million; 2001--$345 million; 2002--$645 million; 2003--$445 million; and 2004--$577 million.

  At December 31, 1999, ComEd's outstanding first mortgage bonds maturing through 2004 were as follows:

                                                             Principal Amount
                   Series                                 ----------------------
                                                          (Thousands of Dollars)
      9 3/8% due February 15, 2000.......................        $ 42,245
      6 1/2% due April 15, 2000..........................         230,000
      6 3/8% due July 15, 2000...........................         100,000
      7 3/8% due September 15, 2002......................         200,000
      6 5/8% due July 15, 2003...........................         100,000
      5 3/10% due January 15, 2004.......................          26,000
                                                                 --------
                                                                 $698,245
                                                                 ========

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Other long-term debt outstanding at December 31, 1999 is summarized as follows:

                            Principal
       Debt Security          Amount                 Interest Rate
--------------------------  ---------- ------------------------------------------
                            (Thousands
                                of
                             Dollars)
 Notes:
 Medium Term Notes, Series
  3N due various dates
  through October 15, 2004   $156,000  Interest rates ranging from 9.17% to 9.20%
 Notes                             50  Variable interest rate
 Notes due January 15,
  2004                        150,000  Interest rate of 7.375%
 Notes due October 15,
  2005                        235,000  Interest rate of 6.40%
 Notes due January 15,
  2007                        150,000  Interest rate of 7.625%
 Notes due July 15, 2018      225,000  Interest rate of 6.95%
                             --------
                             $916,050
                             --------
 Purchase Contract Obliga-
 tion
 due April 30, 2005          $    301  Interest rate of 3.00%
                             --------
                             $916,351
                             ========

  Long-term debt maturing within one year has been included in current liabilities.

  ComEd's outstanding first mortgage bonds are secured by a lien on substantially all property and franchises, other than expressly excepted property, owned by ComEd.

  (13) Lines of Credit. ComEd had total unused bank lines of credit of $800 million at December 31, 1999. Of that amount, $500 million expires on December 15, 2000 and $300 million expires on December 17, 2002. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread which is dependent upon the credit rating of ComEd's outstanding first mortgage bonds or on a prime interest rate. ComEd is obligated to pay commitment and facility fees with respect to the line of credit.

  (14) Disposal of Spent Nuclear Fuel. Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste. ComEd, as required by that Act, has entered into a contract with the DOE to provide for the disposal of spent nuclear fuel and high-level radioactive waste from ComEd's nuclear generating stations. The contract with the DOE requires ComEd to pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983 of $277 million, with interest to date of payment, and a fee payable quarterly equal to one mill per kilowatthour of nuclear-generated and sold electricity after April 6, 1983. Pursuant to the contract, ComEd has elected to pay the one-time fee, with interest, just prior to the first delivery of spent nuclear fuel to the DOE. The liability for the one-time fee and the related interest is reflected on the Consolidated Balance Sheets. The contract also provided for acceptance by the DOE of such materials to begin in January 1998; however, that date was not met by the DOE and is expected to be delayed significantly. The DOE's current estimate for opening a facility to accept such waste is 2010. This extended delay in spent nuclear fuel acceptance by the DOE has led to ComEd's consideration of additional dry storage alternatives. On July 30, 1998, ComEd filed a complaint against the United States in the United States Court of Federal Claims seeking to recover damages caused by the DOE's failure to honor its contractual obligation to begin disposing of spent nuclear fuel in January 1998. On November 5, 1999, ComEd's case was stayed pending the decision of the United States Court of Appeals for the Federal Circuit in several similar cases brought by other utilities.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  (15) Fair Value of Financial Instruments. The following methods and assumptions were used to estimate the fair value of financial instruments either held, or issued and outstanding. The disclosure of such information does not purport to be a market valuation of ComEd and subsidiary companies as a whole. The impact of any realized or unrealized gains or losses related to such financial instruments on the financial position or results of operations of ComEd and subsidiary companies is primarily dependent on the treatment authorized under future ratemaking proceedings.

  Investments. Securities included in the nuclear decommissioning funds have been classified and accounted for as "available for sale" securities. The estimated fair value of the nuclear decommissioning funds, as determined by the trustee and based on published market data, as of December 31, 1999 and 1998 was as follows:

                                December 31, 1999                December 31, 1998
                         -------------------------------- --------------------------------
                                    Unrealized
                                      Gains/                         Unrealized
                         Cost Basis  (Losses)  Fair Value Cost Basis   Gains    Fair Value
                         ---------- ---------- ---------- ---------- ---------- ----------
                                              (Thousands of Dollars)
Short-term investments.. $   41,362  $     95  $   41,457 $   40,907  $     42  $   40,949
U.S. Government and
 Agency issues..........    245,399    (1,993)    243,406    197,240    20,213     217,453
Municipal bonds.........    383,816      (940)    382,876    416,121    24,124     440,245
Corporate bonds.........    196,942    (5,699)    191,243    241,111     8,790     249,901
Common stock............    832,802   732,893   1,565,695    740,956   565,630   1,306,586
Other...................    125,072    (3,209)    121,863     11,345       838      12,183
                         ----------  --------  ---------- ----------  --------  ----------
                         $1,825,393  $721,147  $2,546,540 $1,647,680  $619,637  $2,267,317
                         ==========  ========  ========== ==========  ========  ==========

  At December 31, 1999, the debt securities held by the nuclear decommissioning funds had the following maturities:

                                                           Cost Basis Fair Value
                                                           ---------- ----------
                                                               (Thousands of
                                                                 Dollars)
      Within 1 year.......................................  $47,853    $48,421
      1 through 5 years...................................  263,588    263,117
      5 through 10 years..................................  227,927    225,860
      Over 10 years.......................................  409,823    400,358

  The net earnings of the nuclear decommissioning funds, which are recorded in the accumulated provision for depreciation, for the years 1999, 1998 and 1997 were as follows:

                                                   1999       1998       1997
                                                ---------- ---------- ----------
                                                     (Thousands of Dollars)
Gross proceeds from sales of securities.......  $1,765,000 $1,795,484 $2,163,522
Less cost based on specific identification....   1,718,151  1,728,092  2,088,300
                                                ---------- ---------- ----------
Realized gains on sales of securities.........  $   46,849 $   67,392 $   75,222
Other realized fund earnings, net of expenses.      62,927     40,374     39,123
                                                ---------- ---------- ----------
Total realized net earnings of the funds......  $  109,776 $  107,766 $  114,345
Unrealized gains..............................     101,510    190,503    198,741
                                                ---------- ---------- ----------
 Total net earnings of the funds..............    $211,286 $  298,269 $  313,086
                                                ========== ========== ==========

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Securities held by certain trusts, which were established to provide for supplemental retirement benefits and executive medical claims, have been classified and accounted for as "available for sale." The estimated fair value of these securities, as determined by the trustee and based on published market data, as of December 31, 1999 was as follows:

                                                      Cost   Unrealized  Fair
                                                      Basis     Gain     Value
                                                     ------- ---------- -------
                                                       (Thousands of Dollars)
Short-term investments.............................. $   162  $   --    $   162
Registered investment companies.....................  21,641   12,471    34,112
                                                     -------  -------   -------
                                                     $21,803  $12,471   $34,274
                                                     =======  =======   =======

  Current Assets. Cash, temporary cash investments, cash held for redemption of securities and special deposits are stated at cost, which approximates their fair value because of the short maturity of these instruments. The securities included in these categories have been classified as "available for sale" securities.

  Capitalization. The estimated fair values of preferred and preference stocks, Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely Company's subordinated debt securities, transitional trust notes and long-term debt were obtained from an independent consultant. The estimated fair values, which include the current portions of redeemable preference stock and long-term debt but exclude accrued interest and dividends, as of December 31, 1999 and 1998 were as follows:

                                 December 31, 1999                 December 31, 1998
                          --------------------------------- --------------------------------
                                     Unrealized
                           Carrying   Losses/                Carrying  Unrealized    Fair
                            Value     (Gains)    Fair Value   Value      Losses     Value
                          ---------- ----------  ---------- ---------- ---------- ----------
                                               (Thousands of Dollars)
Preferred and preference
 stocks.................  $   71,265 $      58   $   71,323 $  678,156  $ 11,500  $  689,656
Company-obligated
 mandatorily redeemable
 preferred securities of
 subsidiary trusts
 holding solely
 Company's subordinated
 debt securities........  $  350,000 $ (10,595)  $  339,405 $  350,000  $ 20,678  $  370,678
Transitional trust
 notes..................  $3,057,112 $(163,600)  $2,893,512 $3,382,821  $ 67,168  $3,449,989
Long-term debt..........  $4,637,062 $ (22,237)  $4,614,825 $5,791,757  $442,077  $6,233,834

  Current Liabilities. The carrying value of notes payable, which consists of commercial paper and bank loans maturing within one year, approximates the fair value because of the short maturity of these instruments. See "Capitalization" above for a discussion of the fair value of the current portion of long-term debt and redeemable preference stock.

  Other Noncurrent Liabilities. The carrying value of accrued spent nuclear fuel disposal fee and related interest represents the settlement value as of December 31, 1999 and 1998; therefore, the carrying value is equal to the fair value.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  (16) Pension and Postretirement Benefits. As of December 31, 1999, ComEd had a qualified non-contributory defined benefit pension plan which covers all regular employees of ComEd and certain of Unicom's subsidiaries. Benefits under this plan reflect each employee's compensation, years of service and age at retirement. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. The December 31, 1999 and 1998 pension liabilities and related data were determined using the January 1, 1999 actuarial valuation. Additionally, ComEd maintains a nonqualified supplemental retirement plan which covers any excess pension benefits that would be payable to management employees under the qualified plan but which are limited by the Internal Revenue Code. In 1998, Indiana Company's qualified defined benefit pension plan was merged into ComEd's pension plan as a result of the sale of Indiana Company's State Line Station and the transfer of its remaining employees to ComEd.

  ComEd provides certain postretirement medical, dental and vision care, and life insurance for retirees and their dependents and for the surviving dependents of eligible employees and retirees. Generally, the employees become eligible for postretirement benefits if they retire no earlier than age 55 with ten years of service. The liability for postretirement benefits is funded through trust funds based upon actuarially determined contributions that take into account the amount deductible for income tax purposes. The health care plans are contributory, funded jointly by the companies and the participating retirees. The December 31, 1999 and 1998 postretirement benefit liabilities and related data were determined using the January 1, 1999 actuarial valuations.

  Reconciliations of the beginning and ending balances of the projected pension benefit obligation and the accumulated postretirement benefit obligation, and the funded status of these plans for the years 1999 and 1998 were as follows:

                             Twelve Months Ended        Twelve Months Ended
                              December 31, 1999          December 31, 1998
                          -------------------------- --------------------------
                                          Other                      Other
                           Pension    Postretirement  Pension    Postretirement
                           Benefits      Benefits     Benefits      Benefits
                          ----------  -------------- ----------  --------------
                                        (Thousands of Dollars)
Change in benefit
obligation
-----------------
Benefit obligation at
 beginning of period....  $4,326,000    $1,236,000   $4,010,000    $1,139,000
Service cost............     120,000        41,000      115,000        38,000
Interest cost...........     285,000        82,000      273,000        78,000
Plan participants' con-
 tributions.............         --          4,000          --          3,000
Actuarial loss/ (gain)..    (458,000)     (188,000)     165,000        25,000
Benefits paid...........    (241,000)      (51,000)    (237,000)      (47,000)
Special termination ben-
 efits..................      62,000        27,000          --            --
                          ----------    ----------   ----------    ----------
 Benefit obligation at
  end of period.........  $4,094,000    $1,151,000   $4,326,000    $1,236,000
                          ----------    ----------   ----------    ----------

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                             Twelve Months Ended        Twelve Months Ended
                              December 31, 1999          December 31, 1998
                          -------------------------- --------------------------
                                          Other                      Other
                           Pension    Postretirement  Pension    Postretirement
                           Benefits      Benefits     Benefits      Benefits
                          ----------  -------------- ----------  --------------
                                        (Thousands of Dollars)
Change in plan assets
---------------------
Fair value of plan as-
 sets at beginning of
 period.................  $4,015,000    $ 865,000    $3,706,000    $ 767,000
Actual return on plan
 assets.................     492,000      105,000       535,000      122,000
Employer contribution...       3,000       24,000        11,000       20,000
Plan participants' con-
 tributions.............         --         4,000           --         3,000
Benefits paid...........    (241,000)     (51,000)     (237,000)     (47,000)
                          ----------    ---------    ----------    ---------
 Fair value of plan as-
  sets at end of period.  $4,269,000    $ 947,000    $4,015,000    $ 865,000
                          ----------    ---------    ----------    ---------
Plan assets
 greater/(less) than
 benefit obligation.....  $  175,000    $(204,000)   $ (311,000)   $(371,000)
Unrecognized net actuar-
 ial loss/(gain)........    (523,000)    (555,000)       36,000     (371,000)
Unrecognized prior serv-
 ice cost/(asset).......     (51,000)      41,000       (60,000)      48,000
Unrecognized transition
 obligation/(asset).....     (79,000)     276,000      (101,000)     323,000
                          ----------    ---------    ----------    ---------
 Accrued liability for
  benefits..............  $ (478,000)   $(442,000)   $ (436,000)   $(371,000)
                          ==========    =========    ==========    =========

  The assumed discount rate used to determine the benefit obligation as of December 31, 1999 and 1998 was 7.75% and 6.75%, respectively. The fair value of plan assets excludes $25 million and $21 million held in grantor trust as of December 31, 1999 and 1998, respectively, for the payment of benefits under the supplemental plan and $9 million and $7 million held in a grantor trust as of December 31, 1999 and 1998, respectively, for the payment of postretirement medical benefits.

  The components of pension and other postretirement benefit costs, portions of which were recorded as components of construction costs, for the years 1999, 1998 and 1997 were as follows:

                                                     1999      1998      1997
                                                   --------  --------  --------
Pension Benefit Costs
---------------------                                (Thousands of Dollars)
Service cost.....................................  $120,000  $115,000  $100,000
Interest cost on projected benefit obligation....   285,000   273,000   261,000
Expected return on plan assets...................  (362,000) (342,000) (310,000)
Amortization of transition asset.................   (13,000)  (12,000)  (13,000)
Amortization of prior service asset..............    (4,000)   (4,000)   (4,000)
Recognized loss..................................     3,000     2,000     2,000
Curtailment (gain)/loss..........................    16,000       --     (5,000)
                                                   --------  --------  --------
 Net periodic benefit cost.......................  $ 45,000  $ 32,000  $ 31,000
                                                   ========  ========  ========
Other Postretirement Benefit Costs
----------------------------------
Service cost.....................................  $ 41,000  $ 38,000  $ 34,000
Interest cost on accumulated benefit obligation..    82,000    78,000    76,000
Expected return on plan assets...................   (76,000)  (69,000)  (61,000)
Amortization of transition obligation............    22,000    22,000    22,000
Amortization of prior service cost...............     4,000     4,000     4,000
Recognized gain..................................   (14,000)  (14,000)  (13,000)
Severance plan cost..............................     1,000     6,000     8,000
Curtailment loss.................................    35,000       --        --
                                                   --------  --------  --------
 Net periodic benefit cost.......................  $ 95,000  $ 65,000  $ 70,000
                                                   ========  ========  ========

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  In accounting for the pension costs and other postretirement benefit costs under the plans, the following weighted average actuarial assumptions were used for the periods during 1999, 1998 and 1997:

                                                                 Other
                                      Pension Benefits  Postretirement Benefits
                                      ----------------- -----------------------
                                      1999  1998  1997   1999    1998    1997
                                      ----- ----- ----- ------- ------- -------
Annual discount rate................. 6.75% 7.00% 7.50%   6.75%   7.00%   7.50%
Annual long-term rate of return on
 plan assets......................... 9.25% 9.50% 9.75%   8.97%   9.20%   9.40%
Annual rate of increase in future
 compensation levels................. 4.00% 4.00% 4.00%     --      --      --

  The pension curtailment gain in December 1997 represents the recognition of prior service costs, the transition asset and the decrease in the projected benefit obligation related to the reduction in the number of employees due to Indiana Company's sale of State Line Station. The pension and other postretirement benefit curtailment losses in December 1999 represent the recognition of prior service costs and transition obligations and an increase in the benefit obligations resulting from special termination benefits related to the reduction in the number of employees due to the sale of the fossil stations.

  The health care cost trend rates used to measure the expected cost of the postretirement medical benefits are assumed to be 8.0% for pre-Medicare recipients and 6.0% for Medicare recipients for 1999. Those rates are assumed to decrease in 0.5% annual increments to 5% for the years 2005 and 2001, respectively, and to remain level thereafter. The health care cost trend rates, used to measure the expected cost of postretirement dental and vision benefits, are a level 3.5% and 2.0% per year, respectively. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in the assumed health care cost trend rates would have the following effects:

                                                   1 Percentage   1 Percentage
                                                  Point Increase Point Decrease
                                                  -------------- --------------
                                                     (Thousands of Dollars)
Effect on total 1999 service and interest cost
 components......................................   $  26,000      $ (20,000)
Effect on postretirement benefit obligation......     190,000       (151,000)

  In addition, an employee savings and investment plan is available to eligible employees of ComEd and certain of its subsidiaries. Under the plan, each participating employee may contribute up to 20% of such employee's base pay and the participating companies match the first 6% of such contribution equal to 100% of the first 2% of contributed base salary, 70% of the next 3% of contributed base salary and 25% of the next 1% of contributed base salary. The participating companies' contributions were $32 million, $32 million and $33 million for each of the years 1999, 1998 and 1997, respectively.

  (17) Separation Plan Costs. O&M expenses included $10 million, $48 million and $39 million for the years 1999, 1998 and 1997, respectively, for costs related to voluntary separation offers to certain employees of ComEd and Indiana Company, as well as certain other employee-related costs. Such costs resulted in charges of $6 million (after-tax), $29 million (after-tax), and $24 million (after-tax) for the years 1999, 1998 and 1997, respectively. See
Note 5 of Notes to Financial Statements regarding employee separation costs related to the fossil plant sale.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  (18) Income Taxes. The components of the net deferred income tax liability at December 31, 1999 and December 31, 1998 were as follows:

                                                       December 31, December 31,
                                                           1999         1998
                                                       ------------ ------------
                                                        (Thousands of Dollars)
Deferred income tax liabilities:
 Accelerated cost recovery and liberalized deprecia-
  tion, net of removal costs.........................   $2,781,601   $4,007,681
 Overheads capitalized...............................      159,836      140,922
 Repair allowance....................................      221,502      233,861
 Regulatory assets recoverable through future rates..      688,946      680,356
Deferred income tax assets:
 Postretirement benefits.............................     (376,207)    (331,566)
 Unamortized investment tax credits..................     (161,756)    (191,135)
 Regulatory liabilities to be settled through future
  rates..............................................     (596,157)    (595,005)
 Nuclear plant closure...............................       (5,456)     (38,354)
 Other--net..........................................     (310,658)    (145,268)
                                                        ----------   ----------
Net deferred income tax liability....................   $2,401,651   $3,761,492
                                                        ==========   ==========

  The $1,360 million decrease in the net deferred income tax liability from December 31, 1998 to December 31, 1999 is comprised of a $1,378 million credit to net deferred income tax expense pertaining primarily to the fossil plant sale, a $7 million increase in regulatory assets net of regulatory liabilities pertaining to income taxes for the period and $11 million related to other items. The amount of accelerated cost recovery and liberalized depreciation included in deferred income tax liabilities for both periods includes amounts related to the regulatory asset for impaired production plant. The amount of regulatory assets included in deferred income tax liabilities primarily relates to the equity component of AFUDC which is recorded on an after-tax basis, the borrowed funds component of AFUDC which was previously recorded net of tax and other temporary differences for which the related tax effects were not previously recorded. The amount of other regulatory liabilities included in deferred income tax assets primarily relates to deferred income taxes provided at rates in excess of the current statutory rate.

  The components of net income tax expense charged/(credited) to continuing operations for the years 1999, 1998 and 1997 were as follows:

                                                 1999        1998      1997
                                              -----------  --------  ---------
                                                  (Thousands of Dollars)
Operating income:
 Current income taxes.......................  $ 1,782,707  $340,098  $ 279,416
 Deferred income taxes......................   (1,403,402)   43,299     58,655
 Investment tax credits deferred--net.......      (25,828)  (27,730)   (31,015)
Other (income) and deductions:
 Current income taxes.......................          457   (51,816)     1,116
 Deferred income taxes......................       25,739    59,458   (385,994)
 Investment tax credits.....................      (51,740)  (12,107)   (22,526)
                                              -----------  --------  ---------
Net income taxes charged/(credited) to con-
 tinuing operations.........................  $   327,933  $351,202  $(100,348)
                                              ===========  ========  =========

  Provisions for current and deferred federal and state income taxes and amortization of investment tax credits resulted in the following effective income tax rates for the years 1999, 1998 and 1997:

                                                    1999      1998      1997
                                                  --------  --------  ---------
Pre-tax book income (loss) (thousands)........... $978,241  $945,408  $(260,486)
Effective income tax rate........................     33.5%     37.1%      38.5%

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  The principal differences between net income taxes charged/(credited) to continuing operations and the amounts computed at the federal statutory rate of 35% for the years 1999, 1998 and 1997 were as follows:

                                                    1999      1998      1997
                                                  --------  --------  ---------
                                                    (Thousands of Dollars)
Federal income taxes computed at statutory rate.  $342,384  $330,893  $ (91,170)
Equity component of AFUDC which was excluded
 from taxable income............................      (436)     (390)    (8,320)
Amortization of investment tax credits, net of
 deferred income taxes..........................   (48,216)  (25,503)   (53,541)
State income taxes, net of federal income taxes.    48,062    43,699      3,470
Unrealized loss/(gain) on forward share
 repurchase contract............................    15,390       --         --
Earnings on nontax-qualified decommissioning
 fund...........................................    (8,915)      --         --
Differences between book and tax accounting,
 primarily property-related deductions..........   (20,336)    2,503     49,213
                                                  --------  --------  ---------
Net income taxes charged/(credited) to
 continuing operations..........................  $327,933  $351,202  $(100,348)
                                                  ========  ========  =========

  (19) Taxes, Except Income Taxes. Provisions for taxes, except income taxes, for the years 1999, 1998 and 1997 were as follows:

                                                        1999     1998     1997
                                                      -------- -------- --------
                                                        (Thousands of Dollars)
      Illinois public utility revenue...............  $    981 $114,981 $228,350
      Illinois invested capital.....................       --       --    99,503
      Illinois electricity distribution tax.........   114,241  110,025      --
      Municipal utility gross receipts..............    99,701  152,501  168,094
      Real estate...................................   114,394  124,131  150,179
      Municipal compensation........................    73,349   89,210   78,286
      Energy assistance and renewable energy charge.    34,423   32,736      --
      Other--net....................................    69,237   73,567   74,755
                                                      -------- -------- --------
                                                      $506,326 $697,151 $799,167
                                                      ======== ======== ========

  Effective January 1, 1998, the Illinois invested capital tax was repealed and the Illinois electricity distribution tax was enacted as a replacement. The new tax is based on the kilowatthours delivered to ultimate consumers.

  The 1997 Act changed the nature of several state and municipal taxes that are collected through customer billings. Before August 1998, the utility taxes were assessed against the utility. Effective August 1998, the utility taxes are assessed on the electric consumer rather than the utility. Accordingly, ComEd records the collections as liabilities and no longer records the taxes collected through billings as revenues and tax expense. The reduction in operating revenues and taxes, except income taxes, due to the change in presentation for such taxes was approximately $174 million in 1999, compared to 1998, and $110 million in 1998, compared to 1997. This change in presentation for such taxes did not have an effect on operations.

  See Note 22 for additional information regarding Illinois invested capital taxes.

  (20) Lease Obligations of Subsidiary Companies. Under its nuclear fuel lease arrangement, ComEd may sell and lease back nuclear fuel from a lessor who may borrow an aggregate of $267 million, consisting of intermediate term notes, to finance the transactions. A commercial paper/bank borrowing portion expired on November 23, 1999. With respect to the intermediate term notes, $75 million expires on November 23, 2000, $115 million expires on November 23, 2001 and $77 million

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES expires on November 23, 2003. At December 31, 1999, ComEd's obligation to the lessor for leased nuclear fuel amounted to approximately $270 million. ComEd has agreed to make lease payments which cover the amortization of the nuclear fuel used in ComEd's reactors plus the lessor's related financing costs. ComEd has an obligation for spent nuclear fuel disposal costs of leased nuclear fuel.

  As of December 31, 1999, future minimum rental payments, net of executory costs, for capital leases are estimated to aggregate to $298 million, including $121 million in 2000, $96 million in 2001, $48 million in 2002 and $33 million in 2003. The estimated interest component of such rental payments aggregates $27 million. The estimated portions of obligations due within one year under capital leases of $108 million and $195 million at December 31, 1999 and 1998, respectively, were included in current liabilities on the Consolidated Balance Sheets.

  Future minimum rental payments at December 31, 1999 for operating leases are estimated to aggregate to $271 million, including $31 million in 2000, $24 million in 2001, $25 million in 2002, $22 million in 2003, $21 million in 2004 and $148 million in 2005-2043.

  (21) Joint Plant Ownership. ComEd has a 75% undivided ownership interest in the Quad Cities nuclear generating station. Further, ComEd is responsible for 75% of all costs which are charged to appropriate investment and O&M accounts, and provides its own financing. ComEd's net plant investment, including construction work in progress, in Quad Cities Station on the Consolidated Balance Sheets was $22 million at December 31, 1999, after reflecting the accounting impairment recorded in the second quarter of 1998. See Note 1, under "Regulatory Assets and Liabilities," for additional information.

  (22) Commitments and Contingent Liabilities. Purchase commitments, principally related to construction, nuclear fuel and coal in support of certain power purchase agreements, approximated $670 million at December 31, 1999. In addition, ComEd has substantial commitments for expected capacity payments and fixed charges related to certain power purchase agreements. Upon completion of the fossil plant sale with EME, ComEd entered into arrangements to assign or settle a substantial portion of its coal purchase commitments and entered into purchase power agreements with EME. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources--UTILITY OPERATIONS--Construction Program," for additional information regarding ComEd's purchase commitments.

  ComEd is a member of NEIL which provides insurance coverage against property damage and associated replacement power costs occurring at members' nuclear generating facilities. All companies insured with NEIL are subject to retrospective premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds such that ComEd would not be liable for any single incident. However, ComEd could be subject to assessments in any policy year for each of three types of coverage provided. The maximum assessments are approximately $53 million for primary property damage, $73 million for excess property damage and $22 million for replacement power.

  The NRC's indemnity for public liability coverage under the Price-Anderson Act is supported by a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed in the event of nuclear incidents. Based on the number of nuclear reactors with operating licenses, ComEd would currently be subject to a maximum assessment of $1,145 million in the event of an incident, limited to a maximum of $130 million in any calendar year.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  In addition, ComEd participates in the American Nuclear Insurers Master Worker Program, which provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. This program was modified, effective January 1, 1998, to provide coverage to all workers whose "nuclear-related employment" began on or after the commencement date of reactor operations. ComEd will not be liable for a retrospective assessment under this new policy. However, ComEd is still subject to a maximum retroactive assessment of up to $36 million in the event losses incurred under the small number of policies in the old program exceed accumulated reserves.

  Three of ComEd's wholesale municipal customers filed a complaint and request for refund with the FERC alleging that ComEd failed to properly adjust their rates, as provided for under the terms of their electric service contracts, to track certain refunds made to ComEd's retail customers in the years 1992 through 1994. In the third quarter of 1998, the FERC granted the complaint and directed that refunds be made, with interest. ComEd filed and was granted a request for rehearing for purposes of reconsideration with the FERC. If the order is upheld, ComEd must make refunds within 15 days of the resolution for rehearing. ComEd's management believes an adequate reserve has been established in connection with this case.

  During 1989 and 1991, actions were brought in federal and state courts in Colorado against ComEd and Cotter seeking unspecified damages and injunctive relief based on allegations that Cotter has permitted radioactive and other hazardous material to be released from its mill into areas owned or occupied by the plaintiffs resulting in property damage and potential adverse health effects. With respect to Cotter, in 1994 a federal jury returned nominal dollar verdicts against Cotter on eight plaintiffs' claims in the 1989 cases, which verdicts were upheld on appeal. The remaining claims in the 1989 actions have been settled and dismissed. On July 15, 1998, a jury verdict was rendered in Dodge v. Cotter (United States District Court for the District of Colorado, Civil Action No. 91-Z-1861), a case relating to 14 of the plaintiffs in the 1991 cases. The verdict against Cotter and in favor of the plaintiff, after an amended judgement was issued March 11, 1999, totaled approximately $6 million, including compensatory and punitive damages, interest, and medical monitoring. On February 11, 2000, the Tenth Circuit Court of Appeals agreed with Cotter, found that the trial judge had erred in critical rulings and reversed the jury verdict, remanding the case for new trial. A case involving the next group of plaintiffs is set for trial in federal district court in Denver on October 2, 2000. Although ComEd sold its investment in Cotter in February 2000, ComEd will continue to be liable for any court verdicts in favor of the plaintiffs. The other 1991 cases will necessarily involve the resolution of numerous contested issues of law and fact. It is Unicom and ComEd's assessment that these actions will not have a material impact on their financial position or results of operations.

  In August 1999, three class action lawsuits were filed against ComEd related to a series of service interruptions during the summer of 1999. The combined effect of these events resulted in over 100,000 customers losing service. On August 12, 1999, service was interrupted to ComEd customers on the near north and near west side of the City's central business district. While major commercial customers were affected, all service was restored on the same date. The class action complaints have been consolidated and seek to recover damages for personal injuries and property damage, as well as economic loss for these events. Further, ComEd initiated expedited claim settlements for those with primarily food spoilage claims. Conditional class certification has been approved by the Court for the sole purpose of exploring settlement talks. The lawsuits are pending in the Circuit Court of Cook County. ComEd has filed a motion challenging the legal sufficiency of the consolidated complaints. The plaintiff's response is due April 14, 2000 and any reply by ComEd is due May 12, 2000. The motion to dismiss is currently scheduled to be argued on May 23, 2000. ComEd's management believes adequate reserves have been established in connection with these cases.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Following the above-referenced series of service interruptions, the ICC opened a three-phase investigation of the design and reliability of ComEd's transmission and distribution system. At the conclusion of each phase of the investigation, the ICC will issue a report that will include specific recommendations for ComEd and a timetable for executing the recommendations. Hearings on Phase I of the investigation were held the week of January 3, 2000, which focused on the outages of July and August 1999. Reports on Phase II and Phase III, focusing on the transmission and distribution system generally, are anticipated in the second quarter of 2000. The final phase of the investigation is expected to conclude in early 2001.

  ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. ComEd and its subsidiaries are or are likely to become parties to proceedings initiated by the U.S. EPA, state agencies and/or other responsible parties under CERCLA with respect to a number of sites, including MGP sites, or may voluntarily undertake to investigate and remediate sites for which they may be liable under CERCLA.

  ComEd generally did not operate MGPs as a corporate entity but did, however, acquire MGP sites as part of the absorption of smaller utilities. Approximately half of these sites were transferred to then Northern Illinois Gas Company (Nicor Gas) as part of a general conveyance in 1954. ComEd also acquired former MGP sites as vacant real estate on which ComEd facilities have been constructed. To date, ComEd has identified 44 former MGP sites for which it may be liable for remediation. In the fourth quarter of 1999, ComEd re-evaluated its environmental remediation strategies. As a result of this re-evaluation, ComEd's current best estimate of its costs of former MGP site investigation and remediation is $93 million in current-year (2000) dollars (reflecting a discount rate of 6.5%). Such estimate, reflecting an estimated inflation rate of 3% and before the effects of discounting, is $182 million. It is expected that the costs associated with investigation and remediation of former MGP sites will be substantially incurred through 2012, however monitoring and certain other costs are expected to be incurred through 2042. ComEd's current best estimate of its costs of former MGP site investigation and remediation of $93 million has been included in other noncurrent liabilities on the Consolidated Balance Sheets as of December 31, 1999. The increase in ComEd's estimated costs of former MGP sites of $68 million in 1999 over 1998 was included in operation and maintenance expenses on ComEd's Statements of Consolidated Operations. In addition, as of December 31, 1999 and 1998, a reserve of $8 million has been included in other noncurrent liabilities on the Consolidated Balance Sheets, representing ComEd's estimate of the liability associated with cleanup costs of sites other than former MGP sites. These costs estimates are based on currently available information regarding the responsible parties likely to share in the costs of responding to site contamination, the extent of contamination at sites for which the investigation has not yet been completed and the cleanup levels to which sites are expected to have to be remediated. While ComEd may have rights of reimbursement under insurance policies, amounts that may be recoverable from other entities are not considered in establishing the estimated liability for the environmental remediation costs.

  The IDR has issued Notices of Tax Liability to ComEd alleging deficiencies in Illinois invested capital tax payments for the years 1988 through 1997. The alleged deficiencies, including interest and penalties, totaled approximately $52 million as of December 31, 1999. ComEd has protested the notices, and the matter is currently pending before the IDR's Office of Administrative Hearings. Interest will continue to accumulate on the alleged tax deficiencies.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                   NOTES TO FINANCIAL STATEMENTS--Concluded

  On March 22, 1999, ComEd reached a settlement agreement with the City to end the arbitration proceeding between ComEd and the City regarding the January 1, 1992 franchise agreement and a supplemental agreement between them. Under the terms of the settlement agreement, the pending arbitration is to be dismissed with prejudice and the City is to release ComEd from all claims the City may have under the supplemental agreement. The settlement agreement was approved by the City Council on May 12, 1999.

  As part of the settlement agreement, ComEd and the City have agreed to a revised combination of ongoing work under the franchise agreement and new initiatives that will result in defined transmission and distribution expenditures by ComEd to improve electric service in the City. The settlement agreement provides that ComEd will be subject to liquidated damages if the projects are not completed by various dates, unless it is prevented from doing so by events beyond its reasonable control. ComEd's current construction budget considers these projects. In addition, ComEd and the City established an Energy Reliability and Capacity Account, into which ComEd deposited $25 million following the effectiveness of the settlement agreement and ComEd has conditionally agreed to deposit up to $25 million at the end of each of the years 2000, 2001 and 2002, to help ensure an adequate and reliable electric supply for the City.

  The 1997 Act also committed ComEd to spend at least $2 billion from 1999 through 2004 on transmission and distribution facilities outside of the City.

(23) Quarterly Financial Information

                                                                      Net
                                                                     Income
                                       Electric  Electric              on
                                      Operating  Operating   Net     Common
Three Months Ended                     Revenues   Income    Income   Stock
------------------                    ---------- --------- -------- -------- ---
                                              (Thousands of Dollars)         ---
March 31, 1999....................... $1,528,800 $254,782  $ 94,401 $ 79,104
June 30, 1999........................ $1,678,983 $239,814  $129,985 $126,942
September 30, 1999................... $2,064,011 $435,777  $287,049 $285,219
December 31, 1999.................... $1,495,098 $275,989  $111,294 $107,708

March 31, 1998....................... $1,662,275 $196,169  $ 71,833 $ 57,286
June 30, 1998........................ $1,776,972 $220,452  $104,453 $ 89,991
September 30, 1998................... $2,089,547 $400,913  $286,071 $272,018
December 31, 1998.................... $1,559,748 $228,434  $131,849 $118,027

(24) Subsequent Event. In January 2000, ComEd physically settled the forward share repurchase arrangements it had with Unicom for the repurchase of 26.3 million ComEd common shares. Prior to settlement, the repurchase arrangements were recorded as a receivable on Consolidated Balance Sheets based on the aggregate market value of the shares under the arrangements. In 1999, net unrealized losses of $44 million (after-tax) were recorded related to the arrangements. The settlement of the arrangements in January 2000 resulted in a gain of $113 million (after-tax), which will be recorded in the first quarter of 2000. The settlement of the arrangements will also result in a reduction in ComEd's outstanding common shares and common stock equity, effective January 2000.